Exhibit 10.2

STOCK AND ASSET PURCHASE AGREEMENT

dated as of February 25, 2019

among

BAKER HUGHES, A GE COMPANY, LLC,

GE ENERGY SWITZERLAND GMBH,

and,

for the limited purpose of Section 11.15(b) and the last sentence of Section 11.06,

BAKER HUGHES, A GE COMPANY

and

for the limited purpose of the last sentence of Section 11.06,

GENERAL ELECTRIC COMPANY

i

Exhibits

Exhibit A	Transaction Accounting Principles
Exhibit B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Form of Reverse Bill of Sale and Assignment and Assumption Agreement
Exhibit D	Form of Intellectual Property Assignment
Exhibit E	Form of Intellectual Property Cross License Amendment
Exhibit F	Form of Transition Services Agreement

v

STOCK AND ASSET PURCHASE AGREEMENT

PREAMBLE

This Stock and Asset Purchase Agreement (this “Agreement”), dated as of February 25, 2019, is entered into among Baker Hughes, a GE company, LLC, a Delaware limited liability company (“BHGE LLC”), GE Energy Switzerland GmbH (the “Buyer”), a wholly owned subsidiary of General Electric Company, a New York corporation (“GE”) and, for the limited purpose of the last sentence of Section 11.06, GE, and for the limited purpose of Section 11.15(b) and the last sentence of Section 11.06, Baker Hughes, a GE company, a Delaware corporation (“BHGE Parent”) and the sole managing member of EHHC Newco, LLC, a Delaware limited liability company, the sole managing member of BHGE LLC. BHGE LLC and the Buyer (but not BHGE Parent or GE) are each referred to herein as a “Party”.

RECITALS

WHEREAS, BHGE LLC owns or controls, directly or indirectly, each of the entities identified as Asset Sellers on Schedule 1 (together with each other Affiliate of BHGE LLC (other than GEOG M&I) that, as of the date hereof, holds an interest in any IST Asset, the “Asset Sellers”);

WHEREAS, BHGE LLC owns or controls, directly or indirectly, Vetco Gray Holding, a private unlimited company incorporated in England and Wales under company number 05983370 (the “Equity Seller” and, together with the Asset Sellers and BHGE LLC, the “Sellers”);

WHEREAS, the Equity Seller owns all of the issued and outstanding equity interests of GE Oil & Gas Marine & Industrial UK Ltd, (collectively, the “Equity Interests”), a private limited company incorporated in England and Wales under company number 08462333 (“GEOG M&I”);

WHEREAS, BHGE LLC, the Asset Sellers and GEOG M&I own all of the IST Assets (as defined herein);

WHEREAS, BHGE LLC, through itself, the other Sellers and GEOG M&I, is engaged in the IST Business (as defined herein); and

WHEREAS, BHGE LLC wishes to, and to cause the other Sellers, as applicable, to, sell and assign to the Buyer or its designee, and the Buyer wishes to, or to cause its designees to, purchase and assume from BHGE LLC and the other Sellers, as applicable, (a) the IST Assets owned by BHGE LLC and the Asset Sellers, (b) the IST Liabilities (as defined herein) owned by BHGE LLC and the Asset Sellers and (c) the Equity Interests (collectively, the “Transaction”), on the terms and subject to the conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01    Defined Terms. Capitalized terms used in this Agreement shall have the following meanings:

“Action” means any litigation, claim, action, suit, arbitration, proceeding, inquiry, audit, hearing, investigation, demand, assessment (whether discretionary or otherwise) or determination by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that BHGE LLC and the other Sellers, on the one hand, and the Buyer and GE, on the other hand, shall not be deemed to be Affiliates of one another, nor shall GEOG M&I be deemed to be an Affiliate of BHGE LLC after the Closing.

“Agreement” has the meaning set forth in the Preamble.

“Albany Claims” has the meaning set forth in Schedule 10.01(d).

“Albany Receivable” means all Current Receivables reflected in the Final Statement with respect to (a) that certain Purchase Order #50123390, dated November 12, 2018, between Albany Green Energy, LLC and GE Oil & Gas, LLC and (b) that certain Purchase Order 76343-P-019, dated as of April 15, 2015, by and between DCO Albany Express, LLC and ALSTOM Power Inc.

“Allocation Schedule” has the meaning set forth in Section 7.02.

“Alstom Pension Plan” has the meaning set forth in the Employee Benefits Matters Agreement.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Reverse Bill of Sale and Assignment and Assumption Agreement, the Intellectual Property Assignment, the Intellectual Property Cross License Amendment, and the Transition Services Agreement.

“Anti-Corruption Laws” means all Laws relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Asset Sellers” has the meaning set forth in the Recitals.

“Assigned Contracts” has the meaning set forth in Section 2.01(a)(i).

“Baden Termination” has the meaning set forth in Section 2.06(i).

“Balance Sheet” has the meaning set forth in Section 3.05.

“BHGE Credit Support” has the meaning set forth in Section 6.06.

“BHGE Employee Plan” means (1) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA), (2) each equity-based compensation arrangement (including restricted equity awards, equity option awards, equity purchase awards, equity appreciation rights awards, phantom equity awards, or other equity programs (whether qualified or nonqualified), (3) each bonus, deferred compensation or incentive compensation plan, (4) each employment, consulting, severance pay, or change in control agreement, plan, arrangement, policy or commitment, (5) each vacation or other paid-time off program, (6) each workers’ compensation plan or program, (7) each fringe benefit program and (8) each other benefit plan, contract, program or arrangement, in the case of each of clauses (1) through (8), that (A) is sponsored by any BHGE Entity, or (B) is (i) maintained by one or more BHGE Entities for the benefit of it or their current or former employees, directors, retirees, independent contractors or consultants, or any spouses, dependents or beneficiaries of such persons, and (ii) is not a GE Employee Plan.

“BHGE Entities” has the meaning specified in the Employee Benefits Matters Agreement.

“BHGE LLC” has the meaning set forth in the Preamble.

“BHGE Ownership Period” means the period from July 3, 2017 to the Closing Date.

“BHGE Parent” has the meaning set forth in the Preamble.

“BHGE Tax Period” means (a) any taxable period beginning and ending during the BHGE Ownership Period, (b) with respect to any First Straddle Period, the portion of such period beginning after the commencement of the BHGE Ownership Period and (c) with respect to any Second Straddle Period, the portion of such Straddle Period ending at the close of the Closing Date.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 2.06(b).

“Burdensome Condition” has the meaning set forth in Section 6.05(c).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means those representations and warranties set forth in Sections 4.01, 4.02(a) and 4.04.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.01.

“Cash Amount” has the meaning set forth in Section 2.04.

“Channel Agreement” means that certain Channel Agreement, dated as of July 3, 2017, by and between GE and BHGE Parent.

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“Closing Receivables” has the meaning set forth in Section 2.11.

“Closing Working Capital” has the meaning set forth in Section 2.08(a).

“Code” means the United States Internal Revenue Code of 1986.

“Company Group” means any group of entities filing Tax Returns on a combined, consolidated, unitary or similar basis or group of entities for any Tax purpose or by operation of Law that, at any time on or before the Closing Date, includes or has included GEOG M&I.

“Competition Laws” means, with respect to any jurisdiction, any antitrust or competition Laws of such jurisdiction.

“Competitive Activity” has the meaning set forth in Section 6.08(a).

“Consultation Period” has the meaning set forth in Section 2.08(d).

“Contracting Parties” has the meaning set forth in Section 11.14.

“Contracts” means all written or oral contracts, subcontracts, agreements, leases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Controlling Party” has the meaning set forth in Section 10.03(b).

“Counterclaim” has the meaning set forth in Section 10.03(b).

“Current Receivables” has the meaning set forth in the Transaction Accounting Principles.

“Debt” means, with respect to any Person, (a) all Liabilities for the repayment of borrowed money (including the principal amount thereof and accrued and unpaid interest and fees thereon) whether or not evidenced by bonds, debentures, notes or other similar instruments, and whether owing to banks, financial institutions, on equipment leases or otherwise, (b) all Liabilities under a lease of real or personal property which is required by U.S. GAAP to be classified as a capital lease on the books and records of such Person, (c) all Liabilities (including any earn-outs) for the deferred payment of the purchase price of property or assets, (d) all Liabilities for letters of credit, performance bonds, guarantees, keep-wells, or similar instruments, in each case, only to the extent drawn prior to Closing, (e) all Liabilities for interest rate or currency swap, cap, hedges, derivatives, forward or other arrangements designed to provide protection against, hedge or manage changes in interest or currency rates, in each case including any amounts payable to terminate such arrangements, (f) all Liabilities secured by any Lien (other than Permitted Liens), (g) negative cash balances, unpaid checks and wire transfers, (h) all Liabilities for the deferred purchase price of an acquisition by or on behalf of such Person of any business, division or product line or portion thereof (whether by merger, sale of stock, sale of assets or otherwise), (i) all Liabilities for premiums, penalties, “make whole amounts,” breakage costs, change of control payments, costs, expenses and similar payment obligations that would arise if all Debt referred to in the foregoing clauses (a) through (h) was prepaid, unwound and settled in full at Closing, and (j) all guarantees or sureties by such Person of any of the foregoing in respect of any other Person.

“Deductible” has the meaning set forth in Section 10.05(a).

“Disputed Items” has the meaning set forth in Section 2.08(c).

“Election” has the meaning set forth in Section 7.07(f).

“Employee Benefit Matters Agreement” means that certain Employee Benefits Matters Agreement by and among GE, BHGE Parent and BHGE LLC, dated as of November 13, 2018.

“Employee Plans” means (i) all employee benefit plans, (ii) all compensation, retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, other equity-based compensation, incentive, supplemental retirement, deferred compensation, retiree health, life insurance, severance, flexible benefit, or vacation plans, arrangements, programs or agreements, and (iii) subject to applicable data privacy Law, all individual employment agreements for IST Employees whose annual base salary is a local currency equivalent of $100,000 or more, retention, termination, severance or other similar Contracts, in each case, pursuant to which any of the Sellers, GEOG M&I, any of the GE Entities or any of their respective Affiliates currently has any obligation with respect to any IST Employee, in each case, other than governmental plans or arrangements or plans or arrangements required to be maintained by applicable Law.

“End Date” has the meaning set forth in Section 9.01(d).

“Equity Interests” has the meaning set forth in the Recitals.

“Equity Seller” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Closing Statement” has the meaning set forth in Section 2.05.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.05.

“Excluded Assets” has the meaning set forth in Section 2.01(b).

“Excluded Liabilities” has the meaning set forth in Section 2.01(d).

“Excluded Taxes” means (a) any Liability for (i) Taxes imposed on GEOG M&I, or for which GEOG M&I may otherwise be liable, as a result of having been a member of any Company Group during the BHGE Tax Period, (ii) Taxes imposed on GEOG M&I, or for which GEOG M&I may otherwise be liable, with respect to any BHGE Tax Period, (iii) Taxes relating to the IST Business, the IST Assets or the IST Liabilities for any BHGE Tax Period, and (iv) Taxes imposed on GEOG M&I, or for which GEOG M&I may otherwise be liable, with respect to any taxable period ending on or before the Closing Date (including the portion of any Straddle Period ending at the close of the Closing Date) to the extent such Taxes are not attributable to the IST Business, the IST Assets or the IST Liabilities; (b) Taxes that are the responsibility of the Sellers pursuant to Section 11.02 or Section 7.10; and (c) other Taxes of the Sellers (or any Affiliate of the Sellers) of any kind or description (including any Liability for Taxes of the Sellers (or any Affiliate of the Sellers) that become a Liability of GE or the Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Law or any Tax Sharing Agreement), in each case, to the extent not taken into account as a liability in the calculation of Closing Working Capital as set forth on the Final Statement.

“Final Statement” has the meaning set forth in Section 2.08(e).

“First Straddle Period” means any taxable period beginning on or before, and ending after, the commencement of the BHGE Ownership Period.

“Fixtures” means any IST Assets that are machinery or plant which is installed or otherwise fixed in or on any building or any other description of land so as to become, in law, part of that building or of the land and in respect of which UK capital allowances may be claimed under the UK capital allowances regime.

“GE” has the meaning set forth in the Preamble.

“GE Employee Plan” means (1) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA), (2) each equity-based compensation arrangement (including restricted equity awards, equity option awards, equity purchase awards, equity appreciation rights awards, phantom equity awards, or other equity programs (whether qualified or nonqualified), (3) each bonus, deferred compensation or incentive compensation plan, (4) each employment, consulting, severance pay, or change in control agreement, plan, arrangement, policy or commitment, (5) each vacation or other paid-time off program, (6) each workers’ compensation plan or program, (7) each fringe benefit program and (8) each other benefit plan, contract, program or arrangement, in the case of each of clauses (1) through (8), (i) that (A) is sponsored by any GE Entity, or (B) is the Alstom Pension Plan, one of the GE Long-Term Incentive Plans, the GE UK Pension Plan, the GE Retirement Savings Plan, the GE US Pension Plan, a GE Post-Termination H&W Benefits Program or the GE Supplementary Pension Plan.

“GE Entities” has the meaning set forth in the Employee Benefits Matters Agreement.

“GE Long-Term Incentive Plan” has the meaning set forth in the Employee Benefits Matters Agreement.

“GE Post-Termination H&W Benefits Programs” has the meaning set forth in the Employee Benefits Matters Agreement.

“GE Retirement Savings Plan” has the meaning set forth in the Employee Benefits Matters Agreement.

“GE Tax Period” means any taxable period that is not a BHGE Tax Period.

“GE US Pension Plan” has the meaning set forth in the Employee Benefits Matters Agreement.

“GE UK Pension Plan” has the meaning set forth in the Employee Benefits Matters Agreement.

“GEOG M&I” has the meaning set forth in the Recitals.

“GEOG M&I NOLs” means trading losses of GEOG M&I which are available for carry forward for the purposes of United Kingdom corporation tax as of 11:59 p.m. Eastern time on the Closing Date, including such portion of the losses arising in the Second Straddle Period as shall be determined to arise on or before the Closing Date by applying the provisions of Section 7.01 (mutatis mutandis).

“Governmental Authority” means any federal, state or local or any supra-national or non-United States government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, final assessment or award entered by or with any Governmental Authority.

“Hyundai Claims” has the meaning set forth in Schedule 10.01(d).

“Hyundai Contract” means that certain Supply Contract, dated as of November 10, 2014, by and between Hyundai Engineering Co., Ltd. and BJ Services Company Middle East Sàrl, a wholly-owned Affiliate of BHGE LLC.

“Indemnified Party” has the meaning set forth in Section 10.03(a).

“Indemnifying Party” has the meaning set forth in Section 10.03(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.08(e).

“Intellectual Property” means intellectual property (and similar proprietary or industrial rights) arising under the Laws of the United States or of any other jurisdiction, including: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos, monograms, and other identifiers of same source, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, and URLs, (d) all rights in works of authorship (whether or not copyrightable), copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (e) confidential and proprietary information, including Trade Secrets, (f) rights of publicity and privacy, (g) any other intellectual property rights arising from or in respect of Technology and (h) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Intellectual Property Assignment” has the meaning set forth in Section 2.06(e).

“Intellectual Property Cross License Amendment” has the meaning set forth in Section 2.06(f).

“Intercompany Services Agreement” means that certain Amended and Restated Intercompany Services Agreement, dated as of November 13, 2018, by and between GE and BHGE LLC.

“IST Assets” has the meaning given such term in Section 2.01(a).

“IST Business” means the business of developing, designing, engineering, marketing, supplying, installing and servicing the MT, GRT/HRT, GST and naval industrial steam turbines product lines for industrial and other power generation, including for combined cycle power plants, solely to the extent such business was acquired by GE from Alstom SA and allocated to BHGE Parent in connection with the Prior Transaction (it being understood that, subject to Section 2.01, assets, Contracts and liabilities acquired, entered into or incurred in the ordinary course of such business since such date shall be included). For purposes of this definition, (i) “MT” shall mean mid-sized steam turbine, (ii) “GRT/HRT” shall mean geared reaction steam turbine, (iii) “GST” shall mean geothermal steam turbine.

“IST Employees” has the meaning set forth in Section 2.01(a)(iii).

“IST Intellectual Property” means (a) all Intellectual Property that General Electric Technology, GmbH assigned to GE Oil & Gas UK Limited pursuant to that certain IP Assignment, Bill of Sale and Assumption Agreement, dated as of June 27, 2017, by and between GE Oil and Gas UK Limited and General Electric Technology, GmbH and (b) all Intellectual Property created or acquired during the period from June 27, 2017 to the Closing Date that is owned by BHGE LLC or any other Seller and exclusively used in or otherwise exclusively related to the IST Business.

“IST Liabilities” has the meaning set forth in Section 2.01(c).

“IST Permits” means the governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations that are used or necessary for the conduct of the IST Business as currently conducted and to own, lease, occupy or operate the IST Assets.

“IST Technology” means (a) all Technology that General Electric Technology, GmbH assigned to GE Oil & Gas UK Limited pursuant to that certain IP Assignment, Bill of Sale and Assumption Agreement, dated as of June 27, 2017, by and between GE Oil and Gas UK Limited and General Electric Technology, GmbH and (b) all Technology created or acquired during the period from

June 27, 2017 to the Closing Date that is owned by BHGE LLC or any other Seller and exclusively used in or otherwise exclusively related to the IST Business.

“IT Assets” means the computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, in each case, that is (i) owned by BHGE LLC or any other Seller and (ii) exclusively used or held for use by any of the Sellers in connection with the IST Business.

“Knowledge of BHGE LLC” means the actual knowledge of Thomas Herrmann, Daniele Calderoni, Marco Forgione, Davide De Sossi, Aldo Giusta, Markus Fluck, Elena Bonanni, Lionel Pouchepadass, Sven Königs and Blaise Baudry.

“Labor Organization” has the meaning set forth in Section 3.12(c).

“Law” means any applicable United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including common law, including any listing agreement with or rule of any national securities exchange or association.

“Liabilities” means any debt, liability, Tax, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description and including all costs and expenses related thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, easement, transfer restriction, right of first refusal or first offer, preemptive right, lien (statutory or otherwise), charge or adverse claim of any kind. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Losses” means all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind, character or description (including those arising under any Law, Governmental Order or Action brought by any Governmental Authority or other Person, and those arising under any Contract, and including reasonable attorneys’ and engineering fees in connection with any of the foregoing).

“Material Adverse Effect” means any circumstance, matter, change, development, event, state of facts, occurrence or effect that, individually or in the aggregate with other circumstances, matters, changes, developments, events, states of facts, occurrences or effects, has had or would reasonably be expected to have or result in a material adverse effect on the business, assets, financial condition or results of operations of the IST Business, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) a circumstance, matter, change, development, event, state of facts, occurrence or effect affecting (i) the United States or global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or any other country or jurisdiction in which any Seller or the IST Business operates, or (iii) any of the industries generally in which the IST Business operates (including demand and the availability and pricing of raw materials, marketing and transportation) or in which products or services of the IST Business are used or distributed, (b) the announcement of the transactions contemplated by this

Agreement or the consummation of the transactions contemplated hereby, (c) any changes after the date hereof in applicable Law, U.S. GAAP or other regulatory accounting requirements applicable to the industry in which the IST Business operates, or the enforcement or interpretation thereof, by any Governmental Authority, (d) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, (e) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (f) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, that the facts, matters, developments, circumstances, changes, events, effects or occurrences underlying such failure (subject to the other provisions of this definition) shall not be excluded), (g) changes attributable to actions or omissions of the IST Business prior to the BHGE Ownership Period, (h) any action taken (or omitted to be taken) at the request of GE or the Buyer, or (i) any action taken by any Seller or its Affiliates that is required by this Agreement, shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur; provided, that any adverse effect arising out of, resulting from or attributable to any circumstance, matter, change, development, event, state of facts, occurrence or effect referred to in clauses (a), (c), (d) or (e) above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent, but only to the extent, that the IST Business, taken as a whole, is or would reasonably be expected to be disproportionately affected thereby as compared to other participants in the industries or markets in which the IST Business operates.

“NOL Reduction” has the meaning set forth in Section 7.05(a).

“NOL Tax Period” means, with respect to GEOG M&I and any UK Buyer Group Company, the Second Straddle Period and each subsequent taxable period up to and including the last taxable period which ends on or before the tenth anniversary of the Closing Date.

“Nonparty Affiliates” has the meaning set forth in Section 11.14.

“Notice of Disagreement” has the meaning set forth in Section 2.08(c).

“Party” has the meaning set forth in the Preamble.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other similar charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with applicable accounting principles and which are included in Closing Working Capital or were incurred during a GE Tax Period, (b)  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law, in each case, arising or incurred in the ordinary course of business, (c) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property; provided, that such agreements do not contain any rights of first refusal, rights of first offer or purchase options, (d) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, and (e) in the case of Intellectual Property and Technology, licenses, options to license or covenants not to assert claims of infringement, in each case, that are non-exclusive and were granted in good faith in the ordinary course of business.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, company, trust, association or organization or other legal entity.

“Prior Transaction” means the transactions contemplated by that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016, between GE and the predecessors-in-interest to BHGE LLC (as amended by that certain Amendment to the Transaction Agreement and Plan of Merger, dated as of March 27, 2017).

“Property Taxes” has the meaning set forth in Section 7.01.

“Proposed Final Statement” has the meaning set forth in Section 2.08(a).

“Registrable IP” means any of the following, arising under the Laws of the United States or any other jurisdiction, that are included in the IST Intellectual Property: patents, patent applications, statutory invention registrations, invention disclosures, registered trademarks, registered service marks, applications for the registration of trademarks and service marks, registered Internet domain names, copyright registrations, and applications for the registration of copyrights.

“Representative” means, with respect to any Person, the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Reverse Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 2.06(c).

“Review Period” has the meaning set forth in Section 2.08(b).

“Rules of Arbitration” has the meaning set forth in Section 11.10(b).

“Second Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Seller Disclosure Schedule” means the seller disclosure schedule, dated as of the date of this Agreement, delivered by BHGE LLC to the Buyer in connection with the execution and delivery of this Agreement and which forms a part of this Agreement.

“Seller Fundamental Representations” means those representations and warranties set forth in Sections 3.01, 3.02(a), 3.04, 3.08 and 3.14.

“Seller Indemnified Parties” has the meaning set forth in Section 10.02.

“Sellers” has the meaning set forth in the Recitals.

“Software” means any and all (a) computer programs, including any and all firmware, development tools, and software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) electronic databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Specified Jurisdictions” has the meaning set forth in Section 8.01(b).

“Straddle Period” has the meaning set forth in Section 7.01.

“Supplies” has the meaning set forth in Section 7.10(f).

“Surviving Tax Representations” means the representations and warranties set forth in Sections 3.13(g), 3.13(h) and 3.13(n).

“Swiss Assets” means the IST Assets and IST Liabilities owned by BJ Services Company Middle East SARL as of the date of this Agreement and by Affiliates of Baker Hughes Inc. prior to July 3, 2017, and any IST Business with respect thereto.

“Tax” means (a) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, corporation, employment, social security, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp tax, stamp duty land tax, surcharge, impost, or environmental tax (including taxes under former Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (in each case, in the nature of a tax) imposed by any Governmental Authority, together with any interest or penalty, surcharge, addition to tax or additional amount imposed by any Governmental Authority and (b) in the case of GEOG M&I, any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of entities that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis (including, in each case, for any Tax purposes or by operation of Law), as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement), as a result of being a transferee or successor, or by contract or otherwise.

“Tax Contest” means any audit, examination, administrative inquiry, investigation, judicial proceeding or other dispute or similar proceeding involving a Governmental Authority with respect to any Tax Return or Taxes.

“Tax Return” means any return, report or similar written statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Agreement” means, with respect to any Person, any written agreement entered into prior to the Closing binding such Person that provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any other Person’s Tax Liability, other than such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and other customary Tax indemnifications contained in any agreements the primary purpose of which does not relate to Taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Technology” means, collectively, all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings relating to any of the foregoing, and other tangible (including electronic or digital) embodiments of the foregoing in any form whether or not listed herein, including Software.

“Third-Party Claim” has the meaning set forth in Section 10.03(a).

“Trade Secrets” means trade secrets, processes, know-how, formulae, customer information, operational data, research and development studies, engineering information, invention reports, laboratory notebooks, technical reports, research and development archives and pricing information, in each case, to the extent that the value of the foregoing is contingent upon maintaining the confidentiality thereof.

“Transaction” has the meaning set forth in the Recitals.

“Transaction Accounting Principles” has the meaning set forth in Section 2.05.

“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.

“Transfer Costs” has the meaning set forth in Section 11.02.

“Transfer Regulations” has the meaning set forth in Section 5.01(a).

“Transferred Claims” means the Hyundai Claims and the Albany Claims.

“Transferred Employee” has the meaning set forth in Section 5.01(a).

“Transition Services Agreement” has the meaning set forth in Section 2.06(g).

“UK Buyer Group Company” means any company that is treated as a member of the same group as GEOG M&I for the purposes of section 152 of the UK Corporation Tax Act 2010, with respect to any NOL Tax Period.

“Unresolved Disputed Items” has the meaning set forth in Section 2.08(e).

“U.S. GAAP” means the generally accepted accounting principles used in the United States.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a), or imposed elsewhere.

“VAT Group” means the group of companies for VAT purposes under registration number 553 2721 55, the representative member of which is GE Oil & Gas UK Limited.

“VAT Statement” has the meaning set forth in Section 7.10(k).

“Working Capital” has the meaning set forth for the term “Net Working Capital” in the Transaction Accounting Principles.

Section 1.02    Interpretation. For the purposes of this Agreement:

(a)    words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender and the neutral as the context requires;

(b)    references to Articles, Sections, Schedules and Exhibits, are references to the Articles, Sections, Schedules and Exhibits of and to this Agreement unless otherwise specified;

(c)    the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Exhibits and Schedules hereto;

(d)    references to “$” shall mean United States dollars;

(e)    the words “include”, “includes”, “including” and words of similar import shall be deemed to be followed by the words “without limitation,” unless otherwise specified;

(f)    the word “or” shall not be exclusive;

(g)    references to “written” or “in writing” include in electronic form;

(h)    references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules, regulations or interpretations promulgated thereunder;

(i)    the headings contained herein are for reference only and shall not affect in any way the meaning or interpretation hereof;

(j)    the term “designee,” when used with respect to the Buyer shall mean any Affiliate of the Buyer to which the Buyer has assigned all or any part of its rights hereunder pursuant to Section 11.07;

(k)    the term “fraud” shall mean actual fraud with respect to the representations and warranties expressly set forth in this Agreement, any Ancillary Agreement or any certificate delivered pursuant to Section 8.01(a)(iv) or Section 8.02(a)(v);

(l)    BHGE LLC, the Buyer, GE and BHGE Parent have each participated in the negotiation and drafting of the Transaction Agreements and, if an ambiguity or question of interpretation should arise, the Transaction Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in any of the Transaction Agreements;

(m)    a reference to any Person includes such Person’s permitted successors and permitted assigns;

(n)    any reference to “days” means calendar days unless Business Days are expressly specified; and

(o)    when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

ARTICLE II

PURCHASE AND SALE

Section 2.01    Purchase and Sale of Assets.

(a)    IST Assets: On the terms and subject to the conditions set forth in this Agreement, at the Closing, BHGE LLC shall, and shall cause the Asset Sellers to, sell, convey, assign, transfer and deliver to the Buyer or one or more of its designees, and the Buyer shall, or shall cause one or more of its designees to, purchase, acquire and accept from BHGE LLC and such Asset Sellers, all of such Sellers’ right, title and interest in and to the following specific assets and interests to the extent they are exclusively related to the IST Business and, subject to Section 6.01, as the same shall exist as of the Closing (collectively, with any such specific assets and interests that are owned by GEOG M&I, the “IST Assets”):

(i)    the Contracts specifically listed on Schedule 2.01(a)(i) (as they may be amended with the Buyer’s consent (if required) pursuant to Section 6.01(b)(vii)) and any other Contracts of the IST Business entered into by any Seller or GEOG M&I after the date hereof with the Buyer’s consent pursuant to Section 6.01(b) (the “Assigned Contracts”);

(ii)    the personal property, including plant and equipment, exclusively related to the IST Business and (A) located at the facilities leased or owned by an Affiliate of GE in Rugby, England, Elblag, Poland, and Baden, Switzerland or (B) used by the IST Employees;

(iii)    the employment relationships with the employees that are located in Rugby, England, Elblag, Poland, Fot, Hungary and Baden, Switzerland and that are specifically listed on Schedule 2.01(a)(iii) (the “IST Employees”), or hired to work in the IST Business between the date hereof and the Closing in accordance with Section 5.01(b)(v);

(iv)    the current assets to the extent included in the Closing Working Capital as set forth on the Final Statement;

(v)    the IST Intellectual Property and IST Technology, including the Intellectual Property specifically listed on Schedule 2.01(a)(v);

(vi)    all books, records, files and papers in the possession or control of Asset Sellers or GEOG M&I, whether in hard copy, electronic format, magnetic or other media, used exclusively in the conduct of the operation of the IST Business, including, to the extent permitted by Law, financial and accounting records and files, models, proposals, policies and procedures, financial, marketing and business data, pricing and cost information, current and former, supplier, distributor and customer lists and information, marketing plans and market research, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers and personnel and employment records for IST Employees and documents reflecting IST Technology; provided, however, that the Sellers shall be permitted to retain copies of any such materials to the extent required by Law or document retention policy (provided, that, unless otherwise required by Law, any such materials so retained shall be accessible only by the Sellers’ or the Sellers’ Representatives’ (as applicable) information technology, legal and compliance personnel);

(vii)    the IST Permits (to the extent transferable), and any other assets that are exclusively used or held for use by BHGE LLC, directly or indirectly, in the IST Business and listed on Schedule 2.01(a)(vii); and

(viii)    all goodwill associated with any of the assets described in the foregoing clauses;

in each case, free and clear of all Liens (other than Permitted Liens).

(b)    Excluded Assets: Notwithstanding anything to the contrary contained in any of the Transaction Agreements, any and all assets, rights and properties of BHGE LLC, GEOG M&I and the Asset Sellers (or any of their respective predecessors or prior owners) that are not specifically identified in Section 2.01(a) as IST Assets, including any cash or cash equivalents and any rights to Tax refunds or credits described in Section 7.04 (the “Excluded Assets”) shall be retained by BHGE LLC and the Asset Sellers, as applicable, or transferred to BHGE LLC or a subsidiary thereof pursuant to the Reverse Bill of Sale and Assignment and Assumption, and the Buyer and its designees shall acquire no right, title or interest in the Excluded Assets in connection with the Transaction.

(c)    IST Liabilities: On the terms and subject to the conditions set forth in this Agreement, the Buyer hereby agrees, effective as of the Closing, to assume, or to cause one or more of its designees to assume, only the following Liabilities of BHGE LLC and the Asset Sellers (collectively, with any such Liabilities of GEOG M&I, the “IST Liabilities”):

(i)    all Liabilities to the extent relating to or arising out of the IST Assets (except for IST Employees, which are addressed in Section 2.01(c)(ii)), but excluding Debt and Excluded Taxes;

(ii)    all Liabilities relating to the IST Employees that are included as current liabilities in the Closing Working Capital or specifically listed on Schedule 2(c)(ii);

(iii)    all current Liabilities included in the Closing Working Capital as set forth on the Final Statement;

(iv)    all Liabilities for (i) Taxes imposed on GEOG M&I, or for which GEOG M&I may otherwise be liable and (ii) without limitation of Section 10.01(c)(ii), Taxes relating to the IST Business, the IST Assets or the IST Liabilities, in each case, other than Excluded Taxes;

(v)    all Liabilities relating to the GE Employee Plans to the extent related to the IST Employees, spouses, dependents and beneficiaries;

(vi)    all Liabilities to the extent relating to or arising out of the conduct of the IST Business prior to July 3, 2017 and assumed by or transferred to BHGE LLC or its subsidiaries in connection with the closing of the Prior Transaction; and

(vii)    other Liabilities that are otherwise listed on Schedule 2.01(c)(vii);

provided, that, for the avoidance of doubt, nothing in the Transaction Agreements shall be construed as superseding or limiting the Employee Benefits Matters Agreement.

(d)    Excluded Liabilities: Notwithstanding anything to the contrary contained in any of the Transaction Agreements, except as otherwise provided in the Employee Benefits Matters Agreement and except with respect to the GE Long-Term Incentive Plans and any individual awards thereunder, the Buyer and its designees are assuming only the IST Liabilities of BHGE LLC and the Asset Sellers and are not assuming any Excluded Taxes, Debt, BHGE Employee Plan or any other Liability of any nature hereunder, whether of any Seller, BHGE LLC or their Affiliates, irrespective of whether the same shall arise prior to, on or following the Closing Date, and the Sellers shall retain, and shall be responsible for, all Liabilities of any Seller, BHGE LLC or their Affiliates (or any of their respective predecessors or prior owners) that are not IST Liabilities, including Excluded Taxes, Debt, BHGE Employee Plans and any Liability of GEOG M&I that is transferred to BHGE LLC or a subsidiary thereof pursuant to the Reverse Bill of Sale and Assignment and Assumption Agreement (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”).

Section 2.02    Purchase and Sale of Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, BHGE LLC shall cause the Equity Seller to sell, convey, assign, transfer and deliver to the Buyer or its designee, and the Buyer shall, or shall cause its designee to, purchase, acquire and accept from the Equity Seller, all right, title and interest in and to the Equity Interests, free and clear of all Liens, except restrictions on transfer imposed by applicable securities laws.

Section 2.03    Closing. On the terms and subject to the conditions set forth in this Agreement, on the first Business Day of the month following the month during which the conditions set forth in Section 8.01 and Section 8.02 (other than such conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) are satisfied or waived (the date on which the Closing takes place being the “Closing Date”); provided, that, if the date of such satisfaction or waiver is within five Business Days of the end of any month, then the Buyer shall have the right to defer the Closing Date to the first

Business Day of the second month following the month during which such date occurs; the Transaction shall be consummated (the “Closing”) at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, or such other place as BHGE LLC and the Buyer may agree in writing.

Section 2.04    Cash Amount and Adjustments. At the Closing of the Transaction, BHGE LLC (or any Affiliate thereof organized in the United States) shall, in addition to transferring (or causing to be transferred) to the Buyer or its designee the IST Assets and IST Liabilities of BHGE LLC and the Asset Sellers and the Equity Interests, pay or cause to be paid to the Buyer or its designee an amount, in cash, equal to $13,000,000.00 plus or minus, as applicable, an amount such that the Sellers and their Affiliates, on the one hand, and the Buyer and its Affiliates, on the other hand, each bear one-half of the Transfer Costs incurred in connection with the transfer of the IST Business (as further adjusted pursuant to this Article II, the “Cash Amount”) to the account or accounts designated in writing prior to the Closing by the Buyer.

Section 2.05    Closing Working Capital Adjustment. Not less than five Business Days prior to the Closing, BHGE LLC shall deliver to the Buyer a written statement in the form of the illustrative calculation of Working Capital as of December 31, 2018 that is set forth in Exhibit A (the “Estimated Closing Statement”) of its estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), which calculation shall be prepared in accordance with the accounting principles set forth on Exhibit A (the “Transaction Accounting Principles”), together with reasonable supporting documentation for the calculation. Between the date of delivery of such statement and the Closing Date, the Parties will consult in good faith regarding any questions in respect of the Estimated Closing Statement and, if the Parties agree to any changes to the Estimated Closing Working Capital in writing, the term “Estimated Closing Working Capital,” as used in this Agreement, shall be deemed to reflect such changes. At the Closing, if the Estimated Closing Working Capital is negative, the Cash Amount shall be adjusted upward by the absolute value of the Estimated Closing Working Capital and BHGE LLC shall pay the Cash Amount (as updated pursuant to this Section 2.05, if applicable) to the Buyer or its designee pursuant to Section 2.04.

Section 2.06    Closing Deliveries by BHGE LLC. At the Closing, BHGE LLC shall deliver or cause to be delivered to the Buyer or its designee:

(a)    to the extent the Equity Interests are certificated, certificates evidencing the Equity Interests, duly endorsed in blank or accompanied by powers duly executed in blank or other duly executed instruments of transfer as required in order to validly transfer title in and to the Equity Interests, and to the extent such Equity Interests are not certificated, other customary evidence of ownership satisfactory to the Buyer, along with written resignations or evidence of removal of each corporate director and each corporate officer of GEOG M&I in his or her capacity as such;

(b)    a counterpart of a bill of sale and assignment and assumption agreement in the form set forth as Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by BHGE LLC and the Asset Sellers, effecting the assignment to and assumption by the Buyer or one or more of its designees of the IST Assets and the IST Liabilities owned by those assignors;

(c)    a fully executed bill of sale and assignment and assumption agreement in the form set forth as Exhibit C (the “Reverse Bill of Sale and Assignment and Assumption Agreement”), duly executed by GEOG M&I and BHGE LLC or one of its subsidiaries, effecting the assignment to and assumption by BHGE LLC or such subsidiary thereof of any assets or Liabilities of GEOG M&I that are Excluded Assets or Excluded Liabilities;

(d)    a true and complete copy, certified by a duly authorized officer of BHGE LLC, of resolutions evidencing the authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transaction;

(e)    a counterpart of an intellectual property assignment in the form set forth as Exhibit D (the “Intellectual Property Assignment”), duly executed by the appropriate Sellers;

(f)    a counterpart of an amendment to that certain Amended and Restated Intellectual Property Cross License Agreement, dated as of November 13, 2018, by and between GE, on behalf of its Affiliates and divisions, and BHGE LLC, on behalf of itself and its Affiliates, in the form set forth as Exhibit E (the “Intellectual Property Cross License Amendment”), duly executed by the appropriate Sellers;

(g)    a transition services agreement in substantially the form set forth as Exhibit F (the schedules to which shall be in form and substance reasonably satisfactory to the Parties) (the “Transition Services Agreement”), duly executed by BHGE LLC;

(h)    the certificate of an officer of BHGE LLC, on behalf of BHGE LLC and the other Sellers, required under Section 8.02(a)(v);

(i)    a termination of the license granted to BHGE LLC pursuant to Section 5.04 of the Intercompany Services Agreement with respect to the facility in Baden, Switzerland located at Brown Boveri Str. 7, Konnex Bld (“Baden Termination”); provided, that the Intercompany Services Agreement will remain in full force and effect except as set forth in the Baden Termination; and

(j)    such other bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance, transfer and assignment, executed as necessary by the applicable Sellers, as may be reasonably necessary for the assumption by the Buyer or one or more of its designees of the IST Liabilities of BHGE LLC and the Asset Sellers and to vest in the Buyer or one or more of its designees all of Sellers’ right, title and interest in, to and under the IST Assets of BHGE LLC and the Asset Sellers and the Equity Interests (in each case, in form and substance that is consistent with the terms and conditions of this Agreement and reasonably satisfactory to the Parties).

Section 2.07    Closing Deliveries by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered to BHGE LLC:

(a)    a receipt for the Cash Amount, duly executed by the Buyer or its designee;

(b)    a true and complete copy, certified by an executive officer of the Buyer, of resolutions evidencing the authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transaction;

(c)    a counterpart of the Bill of Sale and Assignment and Assumption Agreement, duly executed by the Buyer or its designee;

(d)    a counterpart of the Intellectual Property Assignment, duly executed by the Buyer or its designee;

(e)    a counterpart of the Intellectual Property Cross License Amendment, duly executed by the Buyer or its designee;

(f)    a counterpart of the Transition Services Agreement, duly executed by the Buyer or its designee;

(g)    the certificate of an officer of the Buyer required under Section 8.01(a)(iv); and

(h)    such other bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance, transfer and assignment, executed as necessary by the applicable Sellers, as may be reasonably necessary for the assumption by the Buyer or one or more of its designees of the IST Liabilities of BHGE LLC and the Asset Sellers and to vest in the Buyer or one or more of its designees all of Sellers’ right, title and interest in, to and under the IST Assets of BHGE LLC and the Asset Sellers and the Equity Interests (in each case, in form and substance that is consistent with the terms and conditions of this Agreement and reasonably satisfactory to the Parties).

Section 2.08    Post-Closing Working Capital Adjustment.

(a)    As soon as practicable, but no later than 90 days after the Closing Date, the Buyer shall prepare and deliver to BHGE LLC a statement (the “Proposed Final Statement”) of Working Capital as of 12:01 a.m. Eastern time on the Closing Date (the “Closing Working Capital”). The Proposed Final Statement shall be prepared in accordance with the Transaction Accounting Principles and the definitions set forth in this Agreement and shall be in the same format as the Estimated Closing Statement.

(b)    During the 45-day period immediately following BHGE LLC’s receipt of the Proposed Final Statement (the “Review Period”), the Buyer shall provide to BHGE LLC and its Representatives reasonable access during normal business hours to the books, records and supporting data (including, subject to the execution and delivery by BHGE LLC of customary accountant access letter(s), accountants’ work papers) of the Buyer that relate to the IST Business that are relevant to the calculation of the Closing Working Capital, and shall make reasonably available representatives of GE and the Buyer to answer questions with respect to the calculation of the Closing Working Capital.

(c)    BHGE LLC shall notify the Buyer in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if BHGE LLC disagrees with the

Proposed Final Statement or the Closing Working Capital set forth therein. The Notice of Disagreement shall set forth in reasonable detail the items or amounts as to which BHGE LLC disagrees, the basis for each such dispute, BHGE LLC’s proposed alternative to each disputed item or amount and BHGE LLC’s determination of the amount of Closing Working Capital, including all relevant calculations. Only those items and amounts specified in the Notice of Disagreement received by the Buyer prior to expiration of the Review Period shall be deemed in dispute (the “Disputed Items”), and all other items and amounts set forth in the Proposed Final Statement shall be deemed to have been accepted by BHGE LLC and shall become final and binding upon the Parties in accordance with Section 2.08(e). If BHGE LLC does not deliver a Notice of Disagreement prior to the expiration of the Review Period, then BHGE LLC shall be deemed to have agreed with all items and amounts reflected in the Proposed Final Statement and the Closing Working Capital set forth therein.

(d)    During the 60-day period immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), BHGE LLC and the Buyer shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(e)    If, at the end of the Consultation Period, BHGE LLC and the Buyer have been unable to resolve any differences that they may have with respect to the Disputed Items specified in the Notice of Disagreement, BHGE LLC and the Buyer shall submit all Disputed Items that remain in dispute (the “Unresolved Disputed Items”) with respect to the Notice of Disagreement (along with a copy of the Proposed Final Statement marked to indicate those line items that are not in dispute) to (i) Ernst & Young LLP or, (ii) if Ernst & Young LLP is unable to or refuses to serve, then an independent, internationally-recognized certified public accounting firm mutually acceptable to BHGE LLC and the Buyer (in either case, the “Independent Accounting Firm”); provided, however, that, with respect to the foregoing clause (ii), if BHGE LLC and the Buyer are unable to agree upon such a firm within 10 Business Days after the end of the Consultation Period, then within an additional 10 Business Days, BHGE LLC and the Buyer shall each select one such firm and those two firms shall select a third such firm, in which event “Independent Accounting Firm” shall mean such third firm. Within 90 days after such firm’s selection, the Independent Accounting Firm shall make a final determination, binding on the Parties (absent manifest error), of the appropriate amount of each of the Unresolved Disputed Items in the Proposed Final Statement as to which BHGE LLC and the Buyer disagree as set out in the Notice of Disagreement. In making such determination, the Independent Accounting Firm shall be bound by the terms of this Agreement, including the Transaction Accounting Principles and the definition of Closing Working Capital, and shall make a determination solely with respect to Unresolved Disputed Items. The Independent Accounting Firm’s determination of any Unresolved Disputed Items shall be based solely on written materials, presentations and arguments submitted and/or made by BHGE LLC and the Buyer, and not by independent review. With respect to each Unresolved Disputed Items, such determination, if not in accordance with the position of either BHGE LLC or the Buyer, shall not be in excess of the amount that results in higher Closing Working Capital, nor less than the amount that results in lower Closing Working Capital, as advocated by BHGE LLC in the Notice of Disagreement or the Buyer in the Proposed Final Statement with respect to such Unresolved Disputed Items, respectively. During such determination period, the Independent Accounting Firm also shall (A) prepare a statement of Closing Working Capital based upon all of the line items not disputed by the Parties and the line items determined by the Independent Accounting Firm and (B) determine the amount of Closing Working Capital reflected on such statement. The statement of Closing Working Capital that is final and binding on the Parties, as determined either through agreement of the Parties pursuant to Sections 2.05, 2.08(c) or 2.08(d), or through the action of the Independent Accounting Firm pursuant to this Section 2.08(e), shall be referred to as the “Final Statement”.

(f)    The cost of the Independent Accounting Firm’s review and determination shall be borne by BHGE LLC or the Buyer in inverse proportion to the value of the Disputed Items resolved in favor of each such Party. During the review by the Independent Accounting Firm, BHGE LLC and the Buyer and their accountants will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 2.08(e); provided, however, that the accountants of BHGE LLC or the Buyer shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(g)    Except as set forth in the Transaction Accounting Principles, no fact or event, including any market or business development, occurring after the Closing Date, and no change in U.S. GAAP or Law after the Closing Date, shall be taken into consideration in the calculations to be made pursuant to this Section 2.08.

(h)    Within three Business Days after the Final Statement becomes final:

(i)    if the value of the Estimated Closing Working Capital is negative and the value of the Closing Working Capital as set forth on the Final Statement is less than the value of the Estimated Closing Working Capital, then BHGE LLC will pay or cause to be paid to the Buyer or its designee an amount, in cash, equal to the absolute value of the Closing Working Capital minus the absolute value of the Estimated Closing Working Capital to an account identified in writing by the Buyer;

(ii)    if the value of the Estimated Closing Working Capital is negative and the value of the Closing Working Capital as set forth on the Final Statement is (A) greater than the value of the Estimated Closing Working Capital and (B) less than zero, then the Buyer will pay or cause to be paid to BHGE LLC or its designee an amount, in cash, equal to the absolute value of the Estimated Closing Working Capital minus the absolute value of the Closing Working Capital to an account identified in writing by BHGE LLC;

(iii)    if the value of the Estimated Closing Working Capital is negative and the value of the Closing Working Capital as set forth on the Final Statement is zero or greater, then the Buyer will pay or cause to be paid to BHGE LLC or its designee an amount, in cash, equal to the sum of (A) the absolute value of the Estimated Closing Working Capital plus (B) the lesser of (1) the Closing Working Capital or (2) the Closing Receivables (in the case of clause (B), in either case, on the terms set forth in Section 2.11) to an account identified in writing by BHGE LLC;

(iv)    if the value of the Estimated Closing Working Capital is zero or greater and the value of the Closing Working Capital as set forth on the Final Statement is negative, then BHGE LLC will pay or cause to be paid to the Buyer or its designee an amount, in cash, equal to the absolute value of the Closing Working Capital to an account identified in writing by the Buyer; or

(v)    if the value of the Estimated Closing Working Capital is positive and the value of the Closing Working Capital is positive, then the Buyer will pay or cause to be paid to BHGE LLC or its designee an amount, in cash, equal to the lesser of (A) the Closing Working Capital or (B) the Closing Receivables, in either case, on the terms set forth in Section 2.11).

Section 2.09    Withholding. Each of the Sellers, the Buyer and their respective Affiliates shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or non-U.S. law. If any amount is so withheld and properly remitted to the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed. Any Person deducting and withholding any amount in respect of any payment pursuant to this Section 2.09 shall (i) furnish to the Person in respect of which such payment is made, within 10 Business Days of such payment, the original or certificated copy of a receipt issued by such Governmental Authority evidencing such payment and (ii) notify the Person in respect of whom such payment is made, no later than 10 Business Days prior to making such payment, of its intention to withhold, which notice shall include a statement of the amounts it intends to deduct or withhold and the applicable provision of Law requiring such deduction or withholding and (iii) reasonably cooperate with the Person in respect of which such payment is made to reduce or eliminate such deduction or withholding.

Section 2.10    Assignment of Certain IST Assets and the Equity Interests. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any IST Asset or the Equity Interests or any claim or right or any benefit arising under or resulting from any of the foregoing if an attempted assignment or transfer thereof, without the consent of a third party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of the Buyer (or one or more of its designees who would, if not for operation of this Section 2.10, take assignment of such IST Asset or Equity Interests as assignee of the Buyer) thereto or thereunder. BHGE LLC will, and will cause each of the other Sellers to, use their respective commercially reasonable efforts to obtain any consent necessary for the transfer or assignment of any such IST Asset or Equity Interests, claim, right or benefit to the Buyer or its applicable designee as promptly as reasonably practicable following the date hereof, and the Buyer will use its commercially reasonable efforts to cooperate with and assist BHGE LLC and the other Sellers in furtherance of obtaining any such consents. If, on the Closing Date, any such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law or would adversely affect the rights of the Buyer or its applicable designee thereto or thereunder so that the Buyer or its applicable designee would not in fact receive all such rights, then, until any requisite consent is obtained therefor and the same is transferred and assigned to the Buyer or its designee, the Sellers and the Buyer will cooperate in a mutually agreeable arrangement under which the Buyer or its applicable designee would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such IST Asset or Equity Interests, claim, right or benefit (to the extent such obligations and burdens constitute IST Liabilities) in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Buyer (or one or more of its designees), or under which the Sellers would enforce for the benefit of the Buyer any and all of their rights against a third party (including any Governmental Authority) associated with such IST Asset or Equity Interests, claim, right or benefit (with any expenses incurred by the Sellers in connection with any such enforcement at the request of the Buyer to be borne by the Buyer), and the Sellers would promptly pay to the Buyer (or one or more of its designees) when received all monies received by them under any such IST Asset or Equity Interests, claim, right or benefit.

Section 2.11    Collection of Receivables. If Closing Working Capital is greater than zero and if any Current Receivables are reflected in the Final Statement (the “Closing Receivables”), then, until the earlier of the one year anniversary of the Closing and the date on which all amounts due from the Buyer to BHGE LLC pursuant to Section 2.08 have been paid, the Buyer shall, and shall cause each of its Affiliates to, seek to collect from each applicable third party any Closing Receivables using the same level of efforts that they would apply in the ordinary course of conducting the IST Business. Promptly, but in no event later than five Business Days after the end of each calendar quarter following the final determination of the Closing Working Capital and during the period described in the immediately preceding sentence, the Buyer shall pay to BHGE LLC an amount, in cash, equal to the portion of the Closing Receivables actually collected by the Buyer or any of its Affiliates during such immediately preceding calendar quarter (net of any out-of-pocket costs and expenses reasonably incurred by the Buyer and its Affiliates in collecting such Closing Receivables and, in any event, no more (in the aggregate with other such payments already made) than the lesser of (a) the amount of the Closing Receivables or (b) the Closing Working Capital) to an account identified by BHGE LLC in writing (it being understood that, subject to the foregoing limitation, the amount of Closing Receivables paid by the Buyer to BHGE LLC within five Business Days after the end of the first calendar quarter following the final determination of the Closing Working Capital shall be equal to the amount of the Closing Receivables collected during such calendar quarter and the amount of the Closing Receivables collected between the Closing Date and the first day of such calendar quarter). If, as of the one year anniversary of the Closing, the Buyer has not yet paid to BHGE LLC Closing Receivables pursuant to this Section 2.11 in an amount equal to the lesser of (i) the aggregate amount of the Closing Receivables or (ii) the Closing Working Capital, then the Parties will consult in good faith regarding their preferred approach to settlement of the amount equal to the lesser of (A) the aggregate amount of the Closing Receivables or (B) the Closing Working Capital, as applicable, minus the amount of Closing Receivables paid on or before such one year anniversary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BHGE LLC

BHGE LLC hereby represents and warrants to the Buyer that, except as set forth in the corresponding sections of the Seller Disclosure Schedule (provided, however, that, without limitation of any such representations or warranties that are expressly qualified by the Knowledge of BHGE LLC, all of the following representations and warranties of BHGE LLC are, with respect to any period prior to the BHGE Ownership Period, qualified by the Knowledge of BHGE LLC):

Section 3.01    Incorporation; Existence and Authority of the Sellers; Authorization; Binding Effect.

(a)    Each of the Sellers and BHGE Parent is a corporation, limited liability company or limited partnership duly incorporated or organized, validly existing and, to the extent such qualification is necessary, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Sellers and BHGE Parent has all necessary corporate, limited liability company or limited partnership power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party. The execution and delivery of the Transaction Agreements by the Sellers and BHGE Parent, as applicable, the consummation by the Sellers and BHGE Parent of the transactions contemplated by, and the performance by the Sellers and BHGE Parent of their obligations under, the Transaction Agreements to which they are parties have been duly authorized by all requisite corporate, limited liability company or limited partnership action, as applicable, on the part of the Sellers and BHGE Parent.

(b)    Each of the Sellers and BHGE Parent has full corporate, limited liability company or limited partnership (as applicable) power and authority to carry on the IST Business as now conducted, and, to the extent legally applicable, is in good standing in each jurisdiction where the ownership of the IST Assets or operation of the IST Business makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, reasonably be expected to be material to the IST Business, taken as a whole, or prevent or materially impair or delay the consummation by the Sellers and BHGE Parent of the Transaction.

(c)    This Agreement has been duly executed and delivered by BHGE Parent and BHGE LLC (on behalf of itself and the other Sellers) and, assuming due authorization, execution and delivery by GE and the Buyer, this Agreement constitutes a legal, valid and binding obligation of BHGE LLC and BHGE Parent, enforceable against BHGE LLC and BHGE Parent in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). When each Ancillary Agreement to which BHGE LLC or any other Seller is or will be a party has been duly executed and delivered by the appropriate Sellers (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal, valid and binding obligation of the applicable Sellers, enforceable against them in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02    No Conflicts. The execution and delivery of this Agreement by BHGE LLC and BHGE Parent and the performance by the Sellers and BHGE Parent of, and the consummation by the Sellers and BHGE Parent of the transactions contemplated by the Transaction Agreements to which they are parties, do not and will not (a) violate or conflict with the respective certificate or articles of incorporation or bylaws or similar organizational documents of any Seller, (b) assuming compliance with the matters referred to in Section 3.03, conflict with or violate any Law or Governmental Order applicable to the Sellers, BHGE Parent, the IST Business, the IST Assets or the Equity Interests or (c) except as set forth on Section 3.02 of the Seller Disclosure Schedule, require any consent from or other action by any Person other than GE and its wholly-owned subsidiaries under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Person other than GE and its wholly-owned subsidiaries the right to accelerate, terminate, modify or cancel any Assigned Contract, IST Permit or any other Contract to which GEOG M&I is a party or by which any IST Asset is bound or cause or permit the loss of any right or benefit to which the IST Business is entitled pursuant to any Assigned Contract, IST Permit or any other Contract to which GEOG M&I is a party or to which any IST Asset is subject, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the IST Assets, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, and rights as would not, individually or in the aggregate, reasonably be expected to be material to the IST Business, taken as a whole, or prevent or materially impair or delay of consummation by BHGE Parent and the Sellers of the transactions contemplated by, or performance of their respective obligations under, the Transaction Agreements.

Section 3.03    Consents and Approvals. No consent, approval, permit, authorization, declaration or any filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or BHGE Parent in connection with the execution and delivery of the Transaction Agreements to which any such Seller or BHGE Parent is a party and the consummation of the transactions contemplated under such Transaction Agreements, except (a) for such filings or approvals as may be required under the Competition Laws, or (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation by BHGE Parent and the Sellers of the transactions contemplated by, or the performance of any of their material obligations under, the Transaction Agreements.

Section 3.04    GEOG M&I Matters. Section 3.04 of the Seller Disclosure Schedule sets forth all of the authorized and outstanding equity interests of GEOG M&I and identifies the owner of such equity interests. All of the outstanding equity interests of GEOG M&I have been duly authorized and validly issued, and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Other than as set forth on Section 3.04 of the Seller Disclosure Schedule, there are no additional equity interests in, or any options, warrants or rights of conversion or exchange, “phantom” stock rights, stock appreciation rights, stock-based performance units or other rights, agreements, arrangements or commitments of any kind obligating GEOG M&I to repurchase, issue, deliver or sell, or cause to be repurchased, issued, delivered or sold, any of its equity interests, or securities convertible into or exchangeable for its equity interests. The Equity Seller owns the equity interests set forth on Section 3.04 of the Seller Disclosure Schedule free and clear of all Liens, except any transfer restrictions imposed by applicable securities laws. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the equity interests of GEOG M&I. GEOG M&I has no subsidiaries and owns no equity interests, beneficially or of record, of any other Person. GEOG M&I does not carry on, and during the BHGE Ownership Period has not carried on, any business operations or other activity, other than the IST Business.

Section 3.05    Financial Information. Section 3.05 of the Seller Disclosure Schedule sets forth the unaudited combined balance sheet (the “Balance Sheet”) of the IST Business as of December 31, 2018. Except as disclosed in the notes thereto, the Balance Sheet has been prepared in accordance with U.S. GAAP consistently applied (subject to the absence of footnotes and normal year-end adjustments), as modified by the Transaction Accounting Principles.

Section 3.06    Absence of Certain Changes or Events and Conditions. Except as expressly contemplated by this Agreement, since December 31, 2017 through the date hereof, the Sellers and GEOG M&I have conducted the IST Business in the ordinary course of business consistent with past practice in all material respects (except for entering into this Agreement), and, with respect to the IST Business, there has not been any action, event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that would materially impair or delay consummation by the Sellers of the transactions contemplated by, or the performance of their respective obligations under, the Transaction Agreements.

Section 3.07    Absence of Legal Proceedings. Except as set forth in Section 3.07 of the Seller Disclosure Schedule, as of the date hereof, there are no Actions pending or, to the Knowledge of BHGE LLC, threatened against any of the Sellers, GEOG M&I or the IST Business, which (a) if successful, would, individually or in the aggregate, reasonably be expected to be material and adverse to the IST Business or (b) in any manner challenge or seek to prevent, enjoin, alter or otherwise materially delay the consummation of the Transaction.

Section 3.08    Title to Assets. BHGE LLC, the Asset Sellers and GEOG M&I have good and valid title to, or a valid leasehold interest in, all of the IST Assets, free and clear of all Liens (except Permitted Liens), except where the failure to have such good title or leasehold interest would not reasonably be expected, individually or in the aggregate, to be material to the IST Business.

Section 3.09    Compliance with Laws.

(a)    The Sellers and GEOG M&I have complied during the past three years, and are now complying, with the terms of all IST Permits and all Laws applicable to the conduct of the IST Business and the ownership and use of the IST Assets, except for any violations that would not reasonably be expected to be, individually or in the aggregate, material to the IST Business. Neither BHGE LLC nor any of its Affiliates has received, during the past three years, any written communication from a Governmental Authority that alleges any, and, to the Knowledge of BHGE LLC, there is no investigation pending by a Governmental Authority with respect to any, violation in any material respect of any Laws or Governmental Orders applicable to the conduct of the IST Business by it, the other Sellers or GEOG M&I or by which any IST Asset is bound or affected.

(b)    During the past three years, none of the Sellers or any of their Affiliates, or any director, officer, employee or, to the Knowledge of BHGE LLC, agent or other Person acting on behalf or at the direction of, any such Person, has, directly or indirectly, given or agreed to give any gift or similar benefit, taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of any money, property, gift or anything else of value to any “government official” (including any officer or employee of a government or government-owned or controlled entity of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, or to any customer, or supplier who is or may be in a position to help or hinder the IST Business (or assist any Seller in connection with any actual or proposed transaction relating to the IST Business) in violation of any applicable Anti-Corruption Law. During the past three years, BHGE LLC and its Affiliates have conducted the IST Business in compliance in all material respects with all applicable Anti-Corruption Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with all such Laws. The IST Business has been during the past three years, and is now, in compliance in all material respects with all applicable export control Laws and economic sanctions Laws.

Section 3.10    Intellectual Property.

(a)    Other than any joint ownership interests, transfers, defects in title or other encumbrances granted or imposed prior to, or otherwise arising from the period prior to, the BHGE Ownership Period, the Sellers and GEOG M&I own sole and exclusive title to all of the IST Intellectual Property and all of the IST Technology, in each case, free and clear of all Liens (other than Permitted Liens). To the Knowledge of BHGE LLC (and except for any Intellectual Property that is either (A) already owned by the Buyer or any of its Affiliates, or (B) separately licensed by the Sellers or any of their Affiliates to the Buyer or any of its Affiliates), (i) the IST Intellectual Property, (ii) the third party rights licensed pursuant to the Assigned Contracts, and (iii) the rights to be granted pursuant to the Ancillary Agreements, constitute all of the Intellectual Property in use by and material to the conduct of the IST Business as currently conducted; provided, that the foregoing shall not be deemed a representation or warranty with respect to non-infringement of Intellectual Property of a third party, which is exclusively addressed in Section 3.10(b).

(b)    To the Knowledge of BHGE LLC, the operations and activities conducted by the Sellers and GEOG M&I as part of the IST Business (including the manufacturing, import, export, use, marketing, sale, distribution or provision of the products and services of the IST Business by the Sellers and GEOG M&I) do not infringe upon, misappropriate or otherwise violate the Intellectual Property of any third party, except as would not reasonably be expected to be, individually or in the aggregate, material to the IST Business.

(c)    To the Knowledge of BHGE LLC, no Person is engaging in any activity that infringes, misappropriates or otherwise violates the IST Intellectual Property or the IST Technology in any material respect.

(d)    Section 3.10(d) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Registrable IP created during the BHGE Ownership Period, including for each item, to the extent applicable: (i) the jurisdiction in which such item has been issued or registered or, if not issued or registered, in which each such application for issuance or registration has been filed, (ii) the application and registration numbers for each such item, as applicable, and (iii) the dates of application and registration for each such item, as applicable. During the BHGE Ownership Period, the Sellers and GEOG M&I have taken commercially reasonable steps necessary to protect and maintain their rights in all material Registrable IP, including the payment of applicable maintenance fees and the filing of applicable statements of use, and, to the Knowledge of BHGE LLC, all of the material Registrable IP is valid and enforceable.

(e)    Each of the Sellers and GEOG M&I (i) has taken security measures reasonable in the industry in which it operates to protect the secrecy, confidentiality and value of all Trade Secrets included in the IST Intellectual Property and the IST Technology, and (ii) has implemented data backup and disaster recovery plans and procedures reasonable in the industry in which it operates, in each case, during the BHGE Ownership Period.

(f)    To the Knowledge of BHGE LLC, (i) no Person has gained unauthorized access to any of the IT Assets in a manner materially compromising the security of the IST Business or otherwise permitting unauthorized access to any material information of the IST Business and (ii) there has been no failure of any IT Assets within the past two years which had, or would reasonably be expected to have, a material adverse effect on the IST Business, taken as a whole.

Section 3.11    Assigned Contracts . None of the Sellers nor, to the Knowledge of BHGE LLC, any other party to any Assigned Contract is (or is alleged to be) in material default or material breach of an Assigned Contract, and, to the Knowledge of BHGE LLC, there does not exist any event, condition or omission that would constitute such a material default or material breach (whether by lapse of time or notice or both) under any Assigned Contract.

Section 3.12    Employment and Employee Benefits Matters.

(a)    Section 3.12(a) of the Seller Disclosure Schedule sets forth a list, as of the date of this Agreement, of all material BHGE Employee Plans in which IST Employees participate.

(b)    Except as set forth in Section 3.12(b) of the Seller Disclosure Schedule or pursuant to a GE Employee Plan, neither the execution of this Agreement nor the consummation of the Transaction (either alone or together with any other event) will (i) entitle any IST Employee to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, any cancellation of Debt, or any increase in compensation, (ii) result in the acceleration of payment, funding or vesting under any BHGE Employee Plan or result in any increase in benefits payable under any BHGE Employee Plan or (iii) result in the release of any IST Employee from his contractual obligations under any BHGE Employee Plan, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the IST Business.

(c)    With respect to the IST Employees, to the Knowledge of BHGE LLC, (i) no IST Employee is represented by a labor union, labor organization or works council (or representatives thereof) (each, a “Labor Organization”), no Labor Organization has been certified or recognized as a representative of any IST Employee, and neither the Sellers nor GEOG M&I are parties to or have any obligation under any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any Labor Organization pertaining to or which determines the terms or conditions of employment of any IST Employee, (ii) there are no pending or threatened representation campaigns, elections or proceedings concerning union representation involving any IST Employees and (iii)(A) there are no activities or efforts of any Labor Organization to organize any IST Employees, and (B) there are no demands for recognition or collective bargaining, strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any IST Employee or any representatives thereof with respect to the IST Business.

(d)    The Sellers and GEOG M&I are and, during the BHGE Ownership Period have been, in compliance in all material respects with all applicable collective bargaining agreements and Laws relating to the employment of the IST Employees (including employment or labor standards, labor relations, wages, overtime, employee classification, discrimination, sexual harassment, work authorization, immigration, information privacy and security, occupational health and safety, wage payment, severance payment, holiday pay, employment equity, pay equity and withholding of Taxes). No material claim with respect to payment of wages, salary or overtime pay has been asserted during the BHGE Ownership Period (other than routine claims for benefits), and is now pending before any Governmental Authority, with respect to current or former employees of the IST Business, and there is no material charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted during the BHGE Ownership Period, and is now pending with respect to the IST Business. No material charge of discrimination in employment or employment practices for any reason, including age, gender, disability, race, religion or other legally protected category, has been asserted during the BHGE Ownership Period and is now pending by current or former employees of the IST Business. Neither the Sellers nor GEOG M&I is subject to any pending audit, or pending investigation from any labor inspection or similar Governmental Authority with respect to the IST Business which would reasonably be expected to result in any material Liability and, to the Knowledge of BHGE LLC, no such audit or investigation has been threatened. To the Knowledge of BHGE LLC, there are no material outstanding, unsatisfied obligations to comply with any recommendation or declaration of any court or other tribunal in respect of any of the current or former employees of the IST Business.

(e)    Except where the disclosure of such information would be prohibited by data privacy/protection laws without the individual’s consent, Section 3.12(e)(i) of the Seller Disclosure Schedule sets forth a true and complete list of each current IST Employee, including with respect to each IST Employee, (i) the location (country, state or province) in which each such IST Employee is based and primarily performs his or her duties or services, (ii) the name of such IST Employee’s formal employer, (iii) such IST Employee’s annual base salary or wages and any incentives or bonus target for 2018 and (iv) each such IST Employee’s most recent hire date. Except as set forth on Section 3.12(e)(ii) of the Seller Disclosure Schedule, no IST Employee is on a leave of absence or, to the Knowledge of BHGE LLC, no IST Employee with a career band of SPB or higher has given notice in writing as of the date hereof of his or her intention to go on a leave of absence.

Section 3.13    Taxes.

(a)    (i) All income, corporation and other material Tax Returns required to be filed with respect to the IST Business or the IST Assets or by GEOG M&I have been timely filed, and such Tax Returns are true, complete and correct in all material respects, (ii) all income, corporation and other material Taxes due and owing by any Seller with respect to the IST Business or the IST Assets or due and owing by GEOG M&I (whether or not shown on any Tax Return) have been paid or are fully provided for in the Estimated Closing Statement and (iii) no extension of time within which to file any such income, corporation or other material Tax Return is in effect.

(b)    No waiver or extension of statutes of limitation have been granted or requested with respect to any Taxes for which GEOG M&I may be liable.

(c)    No Action is pending, proposed or threatened in writing with respect to material Taxes of the Sellers or their Affiliates with respect to the IST Business or the IST Assets or with respect to material Taxes for which GEOG M&I may be liable.

(d)    No Taxing Authority in any jurisdiction in which a Seller or any of its Affiliates (in respect of the IST Business or the IST Assets) or GEOG M&I has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that such Seller, any of its Affiliates or GEOG M&I, as the case may be, is required to file such a Tax Return or pay such type of Tax.

(e)    All material Tax deficiencies asserted or assessments made as a result of any examination of the Tax Returns required to be filed by or with respect to GEOG M&I have been paid in full or otherwise finally resolved.

(f)    There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes of the Sellers or their Affiliates with respect to the IST Business or the IST Assets or with respect to Taxes for which GEOG M&I may be liable.

(g)    GEOG M&I will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, installment sale, or the receipt of any prepaid amount, in each case, made or entered into prior to the Closing and during the BHGE Ownership Period.

(h)    All Tax Sharing Arrangements between Sellers and Seller Affiliates, on the one hand, and GEOG M&I, on the other hand (other than this Agreement and that certain Tax Matters Agreement, dated as of July 3, 2017, between GE, BHGE LLC, BHGE Parent and the other parties thereto), will terminate as to GEOG M&I prior to the Closing Date and GEOG M&I will not have any Liability thereunder on or after the Closing Date.

(i)    There are no Liens for Taxes upon the IST Assets or the assets of GEOG M&I except Permitted Liens.

(j)    GEOG M&I has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer or shareholder.

(k)    GEOG M&I has not been a member of any Company Group other than each Company Group of which it is presently a member. GEOG M&I has not had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity.

(l)    None of the Sellers, any Affiliate of any Seller or GEOG M&I has engaged in a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b) relating to the IST Business or the IST Assets, or acted as a promoter of any notifiable arrangements or notifiable proposals within Part 7 of the UK Finance Act 2004 and regulations made thereunder or within the equivalent meaning of any similar or corresponding legislation in the United Kingdom.

(m)    GEOG M&I has access to all necessary records, invoices and other information relating to Taxes which are required by Law to be maintained or which are required to enable the Tax Liabilities of GEOG M&I to be calculated accurately.

(n)    During the BHGE Ownership Period, no election under Treasury Regulation § 301.7701-3 with respect to the federal income tax classification of GEOG M&I was made.

(o)    GEOG M&I has complied in all material respects with all statutory requirements relating to VAT and (i) is a member of the VAT Group and (ii) has never been a member of a group for VAT purposes other than the VAT Group.

Notwithstanding anything to the contrary in this Section 3.13, (x) the representations and warranties set forth in Sections 3.13(b), 3.13(c) 3.13(d), 3.13(e) and 3.13(o), in each case except to the extent relating to the Swiss Assets, shall be made subject to the Knowledge of BHGE, and (y) the representations and warranties set forth in Section 3.13(a), 3.13(f), 3.13(i), 3.13(j), 3.13(k), 3.13(l) and 3.13(m), in each case except to the extent relating to the Swiss Assets, shall be made solely with respect to the BHGE Tax Period.

Section 3.14    Brokers. No Seller, nor any of its Affiliates, has authorized any Person to act as a broker or finder or in a similar capacity in connection with the Transaction in such a manner as to give rise to a valid claim against the Buyer (or any of its Affiliates) for any brokers’ or finders’ fees or similar fees or expenses.

Section 3.15    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, IN THE ANCILLARY AGREEMENTS OR IN ANY CERTIFICATES TO BE DELIVERED PURSUANT TO Section 8.02(a)(V) OR SUCH ANCILLARY AGREEMENTS, NEITHER BHGE PARENT NOR ANY SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLERS, THE IST BUSINESS, THE EQUITY INTERESTS, THE IST ASSETS, THE IST LIABILITIES OR THE TRANSACTION, AND BHGE LLC DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR

INFORMATION, WHETHER MADE BY BHGE LLC, ANY OF THE OTHER SELLERS OR ANY OF ITS OR THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to BHGE LLC that:

Section 4.01    Incorporation, Existence and Authority of the Buyer; Authorization; Binding Effect.

(a)    Each of GE and the Buyer is duly incorporated or formed, validly existing and, to the extent such qualification is necessary, is in good standing under the Laws of the jurisdiction of its incorporation. Each of GE and the Buyer has all necessary power and authority to enter into or cause to be entered into, consummate or cause to be consummated the transactions contemplated by, and carry out or cause to be carried out its or their applicable obligations under, the Transaction Agreements to which GE or the Buyer or any of their respective Affiliates, as applicable, is a party. The execution and delivery of the Transaction Agreements by GE and the Buyer or their applicable Affiliates, the consummation by GE, the Buyer or their applicable Affiliates of the transactions contemplated by, and the performance by GE, the Buyer or their applicable Affiliates of its or their respective obligations under, the Transaction Agreements to which it or any of them is a party have been duly authorized by all requisite action on the part of GE and the Buyer.

(b)    This Agreement has been duly executed and delivered by GE and the Buyer and (assuming due authorization, execution and delivery by BHGE LLC and BHGE Parent) this Agreement constitutes a legal, valid and binding obligation of GE and the Buyer enforceable against GE and the Buyer in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). When each Ancillary Agreement to which the Buyer or any of its applicable Affiliates is or will be a party has been duly executed and delivered by the Buyer or its applicable Affiliate (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal, valid and binding obligation of the Buyer or its applicable Affiliate, enforceable against it in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02    No Conflicts. The execution and delivery of this Agreement by GE and the Buyer and the performance by GE and the Buyer and its applicable Affiliates of, and the consummation by the Buyer and its applicable Affiliates of the transactions contemplated by the

Transaction Agreements to which any of them is a party, do not and will not (a) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of GE, the Buyer or any such applicable Affiliate, (b) conflict with or violate any Law or Governmental Order applicable to GE, the Buyer or any such applicable Affiliate, or (c) require any consent from or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Contract or permit to which GE or the Buyer or any applicable Affiliate thereof is a party or by which any such Person is bound or cause or permit the loss of any right or benefit to which any such Person is entitled pursuant to any Contract or permit to which GE or the Buyer or any applicable Affiliate thereof is a party or to which any of their respective assets is subject or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any assets or properties of the Buyer or any applicable Affiliates thereof pursuant to any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other material instrument to which the Buyer or any such applicable Affiliate is a party or by which any of its or their assets or properties are bound or affected, except, in the case of clauses (b), (c) and (d), for any such conflicts, violations, breaches, defaults, and rights as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation by GE and the Buyer and their applicable Affiliates of the transactions contemplated by, or performance of their respective obligations under, the Transaction Agreements.

Section 4.03    Consents and Approvals. No consent, approval, permit, authorization, declaration or any filing with, or notice to, any Governmental Authority is required by or with respect to GE or the Buyer or any applicable Affiliate of GE or the Buyer in connection with the execution and delivery of the Transaction Agreements to which GE or the Buyer or any such applicable Affiliate is a party and the consummation of the transactions contemplated under such Transaction Agreements, except (a) for such filings as may be required under the Competition Laws, or (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation by GE and the Buyer or their applicable Affiliates of the transactions contemplated by, or the performance of any of their material obligations under, the Transaction Agreements.

Section 4.04    Brokers. Neither the Buyer nor any of its Affiliates has authorized any Person to act as a broker or finder or in a similar capacity in connection with the Transaction in such a manner as to give rise to a valid claim against any Seller (or any of its respective Affiliates) for any brokers’ or finders’ fees or similar fees or expenses.

Section 4.05    Securities Matters. The Equity Interests are being acquired by the Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or public sale of the Equity Interests or any interest therein. The Buyer (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests and is capable of bearing the economic risks of such investment. The Buyer acknowledges and agrees that the Buyer and its Representatives have inspected and examined the IST Business to the extent they have determined adequate, and the Buyer is not relying on any representations or warranties of any nature made by or on behalf of or imputed to BHGE LLC or any of its Affiliates, except as expressly set forth in ARTICLE III.

Section 4.06    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, IN THE ANCILLARY AGREEMENTS OR IN ANY CERTIFICATES TO BE DELIVERED PURSUANT TO Section 8.01(a)(Iv) OR SUCH ANCILLARY AGREEMENTS, NEITHER GE NOR THE BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUYER, ITS AFFILIATES OR THE TRANSACTION, AND GE AND THE BUYER DISCLAIM ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY GE, THE BUYER, ANY OF ITS OR THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

ARTICLE V

TRANSFER OF EMPLOYEES

Section 5.01    Transfer of Employees.

(a)    The Parties agree that the sale and purchase pursuant to this Agreement will constitute a relevant transfer for the purposes of laws implementing the Acquired Rights Directive 77/187 of 14 February 1977 (as amended and consolidated in Directive 2001/23 of 12 March 2001) and the 220 Federal Act of 30 March 1911 on the Amendment of the Swiss Civil Code (Part Five: The Code of Obligations) (together, the “Transfer Regulations”). Except for the IST Employees employed by GEOG M&I, such Contracts shall be transferred to a nominated Affiliate of the Buyer pursuant to the Transfer Regulations with effect from the Closing Date. Each IST Employee who transfers to, or continues to be employed by, the Buyer or one of its Affiliates (including, following the Closing, GEOG M&I) is herein referred to as a “Transferred Employee.”

(b)    BHGE LLC undertakes to the Buyer:

(i)    that BHGE LLC and its Affiliates have complied during the BHGE Ownership Period with, and shall, up to and including the Closing Date, comply with all of their obligations and those of any of their predecessors (whether or not legally binding or in respect of which it would be expected to comply by any regulatory or other body to which it is subject) due to or in connection with the IST Employees or any body representing them (or any of the said obligations that they would have had under or in connection with such Contracts but for the Transfer Regulations);

(ii)    that they have provided the Buyer with the information required under the Transfer Regulations;

(iii)    that they have complied during the BHGE Ownership Period with their obligations for pre-transfer information and consultation by the Buyer in accordance with the Transfer Regulations, if required, and they have provided and shall provide to the Buyer such information as the Buyer may reasonably request in writing in order to verify compliance with such obligations as set out under the Transfer Regulations;

(iv)    that, except as a result of the transition to the Buyer’s compensation and benefit plans, policies and programs, they shall not materially increase the compensation or benefits for any IST Employee (without the prior written consent of the Buyer);

(v)    that they will (A) not employ, engage or transfer any person who is not an IST Employee to work in the IST Business without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed) and (B) until the Closing, with respect to new hires in the IST Business in Rugby, England, they will give first priority to candidates that are IST Employees and second priority to candidates employed by Buyer or any of its Affiliates (and may hire any such candidates without the consent described in the immediately preceding clause (A)); and

(vi)    except as otherwise provided in the Employee Benefits Matters Agreement, to indemnify the Buyer Indemnified Parties against all Losses (except for liabilities included in Closing Working Capital) which the Buyer Indemnified Parties (or any of them) may suffer, sustain, incur, pay or be put to arising from (A) any failure by BHGE LLC or its Affiliates to comply with their obligations under this Section 5.01, (B) the employment of the IST Employees or the termination of their employment by BHGE LLC or its Affiliates during the BHGE Ownership Period, (C) any failure by BHGE LLC or its Affiliates during the BHGE Ownership Period to comply with their legal obligations in respect of any of the IST Employees, (D) any act or omission during the BHGE Ownership Period which, by virtue of the Transfer Regulations, is deemed to be an act or omission of the Buyer and (E) any failure by BHGE LLC or its Affiliates during the BHGE Ownership Period to comply with their obligations under the Transfer Regulations.

(c)    If any Contract of employment or engagement of an employee or other worker who is not an IST Employee has effect as if originally made between the Buyer and any Person or body or their representatives as a result of the provisions of Transfer Regulations or otherwise or if any Buyer Indemnified Party incurs any liability relating to such a Person, then the Buyer may terminate such Contract and BHGE LLC shall indemnify the applicable Buyer Indemnified Party against all Losses suffered or incurred by the Buyer Indemnified Party arising out of or in connection with any of the following: (i) such termination, (ii) such Contract before the Closing Date, if the Buyer does not terminate such Contract or (iii) any financial claim made by such a Person against a Buyer Indemnified Party relating to such transfer of employment.

Section 5.02    Buyer Indemnification. The Buyer shall indemnify BHGE LLC against any Losses suffered or incurred by BHGE LLC arising out of or in connection with the termination of any Transferred Employee by the Buyer following the Closing or any breach of the Transfer Regulations by Buyer.

Section 5.03    Cooperation. During the 12-month period starting on the Closing Date, BHGE LLC shall, on request by the Buyer, and to the extent permitted by applicable Law, provide to the Buyer such information or documents as the Buyer may reasonably require relating to the terms of employment, remuneration, bonus, pension and insurance arrangements, health benefits, welfare or any other matter concerning the terms and conditions of any of the IST Employees in the period before the Closing Date.

Section 5.04    Employee Plan Enrollment. The Buyer and Sellers acknowledge and agree that, following the date hereof, none of the IST Employees who are participating in a GE Employee Plan as of the date hereof will be permitted or caused to participate in any corresponding BHGE Employee Plan.

Section 5.05    2019 Annual Bonuses. One of the Sellers shall (or shall cause its applicable Affiliate to) pay to each Transferred Employee the annual bonus earned by such Transferred Employee for any fiscal year that has been completed prior to the Closing. With respect to annual bonuses for the calendar year during which the Closing occurs, the Buyer, or one of its Affiliates, shall provide each Transferred Employee (who is eligible to receive an annual bonus under the applicable Employee Plan in effect as of immediately prior to the Closing and is employed by the Buyer or one of its Affiliates (including, following the Closing, GEOG M&I) as of the regular payment date for such an annual bonus) an annual bonus for the year during which the Closing occurs, the amount of which shall be determined as the sum of the following: (i) a pro rata portion of the bonus with respect to the portion of the year of the Closing that occurs prior to the Closing, which pro rata portion shall be determined based upon actual performance through and including the Closing Date, as determined by the Sellers in accordance with the applicable Employee Plan plus (ii) a pro rata portion of the bonus with respect to the portion of the year of the Closing that occurs after the Closing, which pro rata portion shall be determined based upon actual performance through year end following the Closing; provided, that each Transferred Employee shall have a target opportunity for such pro rata portion described in this Section 5.05(ii) of no less than such Transferred Employee had under the applicable Employee Plan in effect as of the immediately prior to the Closing.

Section 5.06    No Third-Party Beneficiaries. Notwithstanding the provisions of this Article V or any provision of the Agreement, nothing in this Article V is intended to and shall not (a) create any third party rights, (b) amend any employee benefit plan, program, policy or arrangement, (c) require the Buyer, Sellers or any of their respective Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise lawfully could be terminated or modified or (c) provide any IST Employee or any Transferred Employee with any rights to continued employment or any level of benefits or compensation whether during employment or thereafter.

ARTICLE VI

COVENANTS

Section 6.01    Conduct of IST Business Prior to the Closing.

(a)    Except as required by applicable Law or as otherwise provided in this Agreement, from the date of this Agreement through the Closing, unless the Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), BHGE LLC will, and will cause the other Sellers and GEOG M&I to, (i) conduct the IST Business in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact the IST Business’s operations, organization, assets, rights, franchises, goodwill and relationships with its employees, keep available the services of executive officers and key employees of the IST Business, and to preserve its current business relationships with the lenders, customers, suppliers, business partners, Governmental Authorities and other Persons with whom the IST Business conducts business.

(b)    With respect to the IST Business, except as required by Law or as otherwise required by this Agreement, from the date of this Agreement through the Closing, BHGE LLC shall not, and shall cause the other Sellers and GEOG M&I to not, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)    amend in any respect the certificate of incorporation or bylaws or similar organizational document of GEOG M&I;

(ii)    grant, permit, create, impose or suffer to exist any Lien on any IST Asset or the assets of GEOG M&I (other than Permitted Liens), or the Equity Interests (other than transfer restrictions imposed by applicable securities Laws);

(iii)    acquire or dispose of (by merger, consolidation, acquisition or disposition of stock or assets or otherwise) any business or any business organization or division;

(iv)    sell, assign, license, sublicense, transfer, lease, sublease or otherwise dispose of any IST Assets (including any IST Intellectual Property or IST Technology), other than (x) pursuant to existing Contracts or (y) in the ordinary course of business consistent with past practice;

(v)    make any material change in any method of financial accounting, other than such changes as are consistent with the Transaction Accounting Principles or changes required by U.S. GAAP or applicable Law;

(vi)    commence or enter into (or offer or propose to enter into) any settlement or release with respect to (A) any material Action (or threatened material Action) relating to the IST Business, other than in connection with any Transferred Claim, except settlements for the payment of cash where the amount paid in settlement does not exceed the amount of any reserves reflected in the Closing Working Capital in respect of such Action or (B) any Transferred Claim, except settlements that would be allowed after the Closing pursuant to Section 10.03(b);

(vii)    enter into any Contract that would, with the Buyer’s consent hereunder, be an Assigned Contract, or amend or modify in any material respect, or terminate or waive performance of any material terms under, any Assigned Contract, excluding any amendments to any statement of work in the ordinary course of business consistent with past practice that would not, individually or taken together with each other statement of work that (A) is related to the same project of the IST Business as such statement of work and (B) has been amended after the date hereof without the Buyer’s consent pursuant to this Section 6.01(b)(vii), be reasonably expected to involve more than $200,000;

(viii)    terminate, modify or amend any IST Permit other than routine renewals;

(ix)    change or amend the IST Business’s cash management customs and practices (including the collection of receivables, payment of payables, maintenance of inventory control and pricing and credit practices);

(x)    enter into any transactions, Contracts or understandings with Affiliates (or non-Affiliates but on other than arm’s length terms) that, in any case, would be binding on GEOG M&I or the IST Assets after the Closing;

(xi)    file any income, corporation or other material amended Tax Return for GEOG M&I (other than in respect of the Company Group), make any material Tax election in respect of the IST Assets or GEOG M&I, settle or otherwise compromise any claim relating to income, corporation or other material Taxes of GEOG M&I or with respect to the IST Business or the IST Assets, enter into any closing agreement or similar agreement relating to income, corporation or other material Taxes of GEOG M&I or the IST Business or IST Assets, surrender any right to claim a material Tax refund, offset or other reduction in income, corporation or other material Tax Liability of GEOG M&I or the IST Business or IST Assets, or request any ruling or similar guidance with respect to income, corporation or other material Taxes of GEOG M&I or the IST Business or IST Assets;

(xii)    take any action intended to effect a change of residence of GEOG M&I for Tax purposes; or

(xiii)    authorize any of, or commit or agree to do, or enter into any legally binding commitment with respect to, any of the foregoing.

Section 6.02    Access to Information. From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except as determined by BHGE LLC in good faith and on the advice of counsel to be necessary to ensure compliance with any applicable Laws or preserve any applicable privileges (including the attorney-client privilege) or contractual confidentiality obligations, BHGE LLC shall and shall cause the other Sellers to (a) afford the Buyer and Representatives of the Buyer reasonable access to, and the right to inspect, all of the properties, assets, premises, books and records, Contracts and other documents and data of Sellers and GEOG M&I to the extent related to the IST Business, (b) furnish the Buyer and its Representatives with such financial, operating and other data and information to the extent related to the IST Business as the Buyer or any of its Representatives may reasonably request and (c) instruct the Representatives of the Sellers to cooperate with the Buyer in its investigation of the IST Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the businesses or operations of the Sellers. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation or warranty given by BHGE LLC in ARTICLE III (or any Buyer Indemnified Party’s ability to recover for breach thereof pursuant to Article X).

Section 6.03    Preservation of Books and Records. Subject to the other terms and provisions of this Agreement, including Section 6.04 and Section 6.08, the Sellers shall have the right to retain copies of all books and records of the IST Business relating to periods ending on or prior to the Closing Date in a manner reasonably consistent with the prior practices of the Sellers. Each Party agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the IST Business (including documents and other information regarding the Licensed IST IP (as defined in the Intellectual Property Cross License Amendment)) in the possession of such Party or its Affiliates for the longer of (a) any applicable statute of limitations and (b) a period of six years from the Closing Date. During such six-year or longer period, Representatives of the Sellers or the Buyer shall, upon reasonable notice and in connection with the preparation of financial statements, or the determination of any matter relating to the rights or obligations of the Parties or any of their Affiliates under any of the Transaction Agreements, and, except as determined in good faith to be appropriate to (i) ensure compliance with any applicable Law or (ii) preserve any applicable attorney-client privilege (provided, that the Parties shall work in good faith to develop substitute arrangements that do not result in the loss of such privilege), have reasonable access upon reasonable notice during normal business hours to examine, inspect and copy such books and records. In addition, during such six-year or longer period, each Party shall provide, or cause to be provided to, the other Party, reasonable access to such original books and records of the IST Business preserved by such Party in accordance with this Section 6.03 as the other Party shall reasonably request. Such Party shall return such original books and records as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence. Notwithstanding anything to the contrary contained in this Section 6.03, (A) the access provided pursuant to this Section 6.03 shall be at the requesting Party’s expense and shall not unreasonably interfere with the business or operations of the Party providing the information or any of such Party’s Affiliates, (B) neither Party shall be required to provide to the other Party or its Representatives access or information in connection with any Action in which any Seller (or any of their Affiliates) is an adverse party to the Buyer (or any of its Affiliates) and (C) the auditors and accountants of the providing Party shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. After such six-year or longer period, before either Party or its Affiliates shall dispose of any of such books and records, such Party shall give at least 90 days’ prior written notice of such intention to dispose to the other Party, and the other Party or any of its Affiliates shall be given an opportunity, at its own cost and expense, to remove and retain all or any part of such books and records as it may elect. If so requested by either Party, the other Party and its respective Affiliates shall enter into a customary joint defense agreement or common interest agreement with respect to any information to be provided pursuant to this Section 6.03.

Section 6.04    Confidentiality. For a period of five years after the Closing, BHGE LLC shall, and shall cause its Affiliates and their respective Representatives to, hold in confidence and not disclose to any other Person, any and all confidential information, confidential materials or confidential data concerning the IST Business, except to the extent that such information, materials or data can be shown to have been (a) generally available to or known by the public other than as a result of a disclosure or other action (or failure to act) through no fault of the Sellers or their respective Representatives, (b) lawfully acquired by the Sellers from and after the Closing on a non-confidential basis from sources other than those related to its prior ownership of the IST Business or (c) independently created by the Sellers from and after the Closing without reference to any confidential information, confidential materials or confidential data concerning the IST Business, IST Intellectual Property or IST Technology. If BHGE LLC or any of its Affiliates or their respective Representatives are required by Law to disclose any such confidential information, confidential materials or confidential data, BHGE LLC or such Affiliate shall, to the extent permitted by applicable Law, promptly notify the Buyer in writing and may disclose, without liability hereunder, only that portion of such information, materials or data which BHGE LLC or such Affiliate is advised by its counsel is legally required to be disclosed; provided, however, that BHGE LLC or the applicable Affiliate shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, materials or data, as applicable. Nothing in this Section 6.04 shall prohibit (A) the use by BHGE LLC and its Affiliates of information, materials or data concerning the IST Business that, as of the Closing Date, were, in addition to being used in connection with the IST Business, also used by BHGE LLC and its Affiliates in connection with their respective businesses other than the IST Business (provided, that this clause (A) does not permit the use of such information, materials or data in competition with (or in connection with any business in competition with) the IST Business as conducted on the Closing Date subject to any natural evolution of the IST Business occurring in the ordinary course of business after the date thereof) or (B) any disclosure reasonably made in connection with the enforcement of any right or remedy relating to any of the Transaction Agreement or the transactions contemplated hereby or thereby.

Section 6.05    Regulatory and Other Authorizations; Consents.

(a)    Subject to Section 6.05(c), each of BHGE LLC and the Buyer shall, and shall cause its controlled Affiliates to, use its and their respective commercially reasonable efforts to (i) promptly obtain all authorizations, consents, orders, approvals and clearances of all Governmental Authorities that may be, or become (including as a result of any change in the direct or indirect ownership structure of BHGE LLC), necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, the Transaction Agreements, (ii) take all such actions as may be requested by any such Governmental Authority to obtain such authorizations, consents, orders, approvals and clearances and (iii) avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the Transaction.

(b)    Each Party shall, to the extent practicable, promptly notify the other Party of any material oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other Party to review in advance any written communication proposed to be made by such Party to any Governmental Authority and provide the other Party with copies of all material written correspondence, filings or other communications between such Party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, subject to Section 6.02. No Party shall participate in any material meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless, to the extent practicable, it consults with the other Party in advance and, to the extent practicable and permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting. Subject to Sections 6.02 and 6.05(c), the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early approval or termination of any applicable waiting periods under any Competition Law. Nothing in this Section 6.05(b) shall apply to Tax matters.

(c)    Notwithstanding anything herein to the contrary, with respect to obtaining any authorizations, consents, orders, approvals and clearances of Governmental Authorities that are required in any Specified Jurisdiction for the Buyer’s execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, the Transaction Agreements, the Buyer shall not be required to (and BHGE LLC and its subsidiaries shall not, without the prior written consent of the Buyer) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, any divestiture, disposal, holding separate or licensing of, any agreement to conduct in a specified manner, or any restriction on or limitation of, (i) any of the IST Assets, the Equity Interests, or the IST Business, that would have a material adverse effect on the operation, results of operations or ownership of the IST Assets or (ii) any assets or businesses of the Buyer or its Affiliates (any such requirement, a “Burdensome Condition”).

Section 6.06    Letters of Credit; Other Obligations. At or prior to the Closing, the Buyer shall use commercially reasonable efforts to arrange for substitute letters of credit, guarantees, surety bonds, performance bonds or other contractual obligations for those letters of credit, guarantees, surety bonds, performance bonds and other contractual obligations set forth on Schedule 6.06 (collectively, the “BHGE Credit Support”); provided, however, that Buyer’s obligation shall be limited to proffering to the beneficiary of such instrument an unsecured guarantee of GE. To the extent any BHGE Credit Support remains outstanding following the Closing because the Buyer did not or was not able to replace it, the Buyer shall indemnify and hold harmless BHGE LLC and its Affiliates against, and reimburse BHGE LLC and its Affiliates for, any and all amounts actually drawn upon or paid to such beneficiaries under such outstanding BHGE Credit Support.

Section 6.07    Further Action.

(a)    The Parties shall, and shall cause their respective Affiliates to, (i) execute and deliver, or cause to be executed and delivered, such documents and other papers and take, or cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, and (ii) without limiting the generality of the foregoing, use commercially reasonable efforts to cause all of the conditions to the obligations of the other Party to consummate the Transaction to be satisfied as promptly as practicable hereafter; provided, however, that nothing in this Section 6.07(a) shall require the Sellers, on the one hand, or the Buyer or any of its Affiliates, on the other hand, to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party.

(b)    The Parties shall keep each other reasonably apprised of the status of the matters relating to the completion of the Transaction. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and similar instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Party.

(c)    If, following the Closing, the Buyer and BHGE LLC reasonably determine that any Excluded Assets were transferred to, or any Excluded Liabilities were assumed by, the Buyer (or its applicable Affiliate) at the Closing, then the Parties agree to reasonably cooperate to transfer back to the applicable Seller such Excluded Assets or Excluded Liabilities as promptly as practicable without the payment of consideration. If, following the Closing, the Buyer and BHGE LLC reasonably determine that IST Assets were not transferred to, or IST Liabilities were not assumed by, the Buyer (or its applicable Affiliate) at the Closing (other than IST Assets or IST Liabilities owned by GEOG M&I), the Parties agree to reasonably cooperate to transfer such IST Assets or IST Liabilities to the Buyer (or its applicable Affiliate) as promptly as practicable without the payment of any further consideration.

Section 6.08    Non-Competition and Non-Solicitation.

(a)    As an inducement to the Buyer to enter into this Agreement and to more effectively protect the value and goodwill of the IST Business being sold to the Buyer, BHGE LLC covenants and agrees that, except as expressly permitted by this Section 6.08(a), for a period of two years following the Closing Date, neither BHGE LLC nor any of its Affiliates shall, anywhere in the world, directly or indirectly, (i) engage in any servicing of the installed base of steam turbines described on Schedule 6.08 (the “Competitive Activity”) or (ii) give advice to or knowingly assist (financially, technically, managerially, or otherwise), any Person in connection with such Person’s engagement, directly or indirectly, in any Competitive Activity, including as a partner, stockholder, member, principal, agent or trustee. Notwithstanding the foregoing, BHGE LLC and its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if it is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)    For two years following the Closing Date, neither BHGE LLC nor any of its Affiliates shall, directly or indirectly, induce or attempt to induce to leave the employ of the Buyer, GEOG M&I or their respective Affiliates any IST Employee, whether or not such employee is a full-time or a temporary IST Employee, and whether or not such employment is pursuant to a written agreement; provided, however, that the foregoing shall not prevent BHGE LLC or any of its Affiliates from general, non-targeted advertisements or solicitations conducted by an independent employment agency or search firm whose efforts are not specifically directed at such employee.

(c)    Notwithstanding the limitations in Section 6.08(b) hereof applicable to IST Employees, such limitations shall not prohibit BHGE LLC or its Affiliates from soliciting any IST Employee after the termination of such employee’s employment at any time after the Closing Date by the Buyer and its Affiliates; provided, that BHGE LLC and its Affiliates have not taken action directly or indirectly intended to encourage, incentivize or induce such termination of such employee’s employment with the Buyer and its Affiliates.

Section 6.09    Delivery of Cash; Certain Communications.

(a)    If, on or after the Closing Date, any Seller (or any of its Affiliates) receives any checks or other amounts in cash relating to any IST Assets from and after the Closing, BHGE LLC shall (or shall cause such other Seller to) (i) hold such cash or checks in trust for the benefit of the Buyer, (ii) segregate such cash or checks from the other property or funds of such Seller (or any of its Affiliates, as applicable), (iii) in the case of checks, duly and properly endorse the same to the Buyer in accordance with such instruction as the Buyer shall from time to time furnish to BHGE LLC or such other Seller, (iv) in the case of checks, promptly forward the same to the Buyer using a nationally recognized overnight delivery service for next-day delivery to the Buyer, and (v) in the case of cash in a form other than a check, promptly forward the same to the Buyer in such manner as the Buyer shall from time to time direct.

(b)    If, on or after the Closing Date, the Buyer (or any of its Affiliates) receives any checks or other amounts in cash in respect of any Excluded Assets (unless such amounts are included in (but only to the extent that such amounts are included in) the calculation of the Closing Working Capital set forth on the Final Statement), the Buyer shall (or shall cause its applicable Affiliate to) (i) hold such cash or checks in trust for the benefit of BHGE LLC, (ii) segregate such cash or checks from the other property or funds of the Buyer (or its applicable Affiliates), (iii) in the case of checks, duly and properly endorse the same to BHGE LLC in accordance with such instruction as BHGE LLC shall from time to time furnish to the Buyer, (iv) in the case of checks, promptly forward the same to BHGE LLC using a nationally recognized overnight delivery service for next-day delivery to BHGE LLC, and (v) in the case of cash in a form other than a check, promptly forward the same to BHGE LLC in such manner as BHGE LLC shall from time to time direct.

(c)    If, on or after the Closing Date, any Seller (or any of its respective Affiliates) receives any mail, courier package, telegraph message, facsimile transmission, purchase order, service request or other document that relates to the IST Assets or the IST Business, BHGE LLC shall, or shall cause such Seller to, promptly forward such documents, using a nationally recognized overnight delivery service for next-day delivery, to the Buyer.

(d)    If, on or after the Closing Date, the Buyer (or any of its Affiliates) receives any mail, courier package, telegraph message, facsimile transmission, purchase order, service request or other document that relates to the Excluded Assets, the Buyer shall, or shall cause its applicable Affiliate to, promptly forward such documents, using a nationally recognized overnight delivery service for next-day delivery, to BHGE LLC.

Section 6.10    Intercompany Obligations. BHGE LLC shall, and shall cause the other Sellers to, take such action and make such payments as may be necessary so that, as of the Closing Date, except as set forth on Schedule 6.10, there shall be no intercompany obligations to which any Seller or any Affiliate of any Seller is a party and (a) to which GEOG M&I is also a party or is otherwise bound or (b) is binding on any of the IST Assets. This Section 6.10 shall not affect any outstanding obligations of the Parties or their respective Affiliates under the Amended and Restated Supply Agreement, dated as of November 13, 2018, between GE, as Seller, and BHGE LLC, as Buyer (as amended from time to time).

Section 6.11    Covenants Regarding Transferred Claims. Each Party shall, and shall cause its respective Affiliates to, comply with the covenants of such Party and its Affiliates set forth on Schedule 6.11.

ARTICLE VII

TAX MATTERS

Section 7.01    Straddle Periods. For purposes of determining the Liability of a Person for Taxes for a First Straddle Period or Second Straddle Period (each, a “Straddle Period”), the determination of the Taxes for the portion of the Straddle Period ending on and including the date of commencement of the BHGE Ownership Period or the Closing Date, as the case may be, shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the date of commencement of the BHGE Ownership Period or the Closing Date, as the case may be, and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of such Person for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of such Person were closed at the close of the date of commencement of the BHGE Ownership Period or the Closing Date, as the case may be; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as ad valorem and other similar Taxes imposed on property (“Property Taxes”), franchise based solely on capital, and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. In determining whether a Property Tax is attributable to a Tax period ending on or before the date of commencement of the BHGE Ownership Period or the Closing Date, as the case may be, or a Straddle Period (or portion thereof), any Property Tax shall be deemed a Property Tax attributable to the taxable period specified on the relevant Property Tax bill.

Section 7.02    Purchase Price Allocation. The Buyer shall prepare and deliver to BHGE LLC, within 90 days following the determination of the Final Statement, a schedule (the “Allocation Schedule”) allocating the purchase price (as determined for U.S. federal income tax purposes) among the IST Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or non-U.S. Law, as appropriate). BHGE LLC shall have the right to review the Allocation Schedule and shall notify the Buyer in writing of any objections within 20 days after its receipt thereof. BHGE LLC and the Buyer shall negotiate in good faith to attempt to resolve any disagreements with respect to the Allocation Schedule within 20 days. In the event that BHGE LLC and the Buyer are unable to resolve such dispute within such 20-day period, then BHGE LLC and the Buyer shall refer the matter to the Independent Accounting Firm in accordance with Section 2.08. In making such determination, the Independent Accounting Firm shall be bound by the terms of this Agreement, it shall make a determination solely with respect to unresolved disputed items of the Allocation Schedule, and the Independent Accounting Firm’s determination thereof shall be based solely on written materials, presentations and arguments submitted and/or made by BHGE LLC and the Buyer, and not by independent review. Sellers and the Buyer shall (a) be bound by the Allocation Statement, as adjusted, for purposes of determining any Taxes and (b) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return (including IRS Form 8594), in each case, as otherwise required by Law. For purposes of the Allocation Statement, if there is an adjustment to the purchase price (as determined for U.S. federal income tax purposes) pursuant to any provision of this Agreement, the adjustment shall be allocated in accordance with Section 1060 of the Code.

Section 7.03    Tax Returns. BHGE LLC shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (a) all Tax Returns that are required to be filed by or with respect to GEOG M&I on a combined, consolidated or unitary basis with the Equity Seller or any Affiliate thereof (other than GEOG M&I) and (b) all other Tax Returns that are required to be filed by or with respect to GEOG M&I on or prior to the Closing Date. In each case, BHGE LLC shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. The Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to GEOG M&I after the Closing Date and the Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. All Tax Returns that BHGE LLC is required to file or cause to be filed in accordance with this Section 7.03 shall be prepared and filed in a manner consistent with past practice on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), save to the extent such change in position, election or method may be required by Law as in force from time to time. With respect to any Tax Return to be filed by the Buyer pursuant to this Section 7.03 that relates to any taxable year or period ending on or before the Closing Date, or any Straddle Period, not less than 30 days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date), the Buyer shall provide BHGE LLC with a draft copy of such Tax Return for BHGE LLC’s review and comment, and Buyer shall cause any reasonable comments with respect to Excluded Taxes to be reflected on such Tax Return prior to filing such Tax Return. BHGE LLC shall reimburse the Buyer for Excluded Taxes which are remitted in respect of any Tax Return to be filed by the Buyer pursuant to this Section 7.03 upon the written request of the Buyer, but in no event earlier than 5 days prior to the due date for paying such Taxes (taking into account any extensions). Such reimbursement obligation shall not be subject to the limitations on indemnification set forth in Section 10.05.

Section 7.04    Refunds. From and after the Closing, Sellers shall be entitled to any refunds or credits in respect of Excluded Taxes (other than any refunds or credits attributable to Excluded Taxes taken into account as an asset in the Closing Working Capital as set forth on the Final Statement), and, upon BHGE LLC’s or any Seller’s reasonable request, the Buyer shall, at BHGE LLC’s expense, use commercially reasonable efforts to collect any refunds or credits with respect thereto. The Buyer shall pay to BHGE LLC the amount of any such refunds or credits (together with any interest paid on such refund or credit and net of any income Taxes imposed thereon and any reasonable third-party expenses incurred by the Buyer in obtaining such refund or credit) within five Business Days following receipt thereof.

Section 7.05    Payment for UK NOLs.

(a)    With respect to every NOL Tax Period, the Buyer shall pay to BHGE LLC an amount equal to the amount by which any due and proper utilization of any GEOG M&I NOLs has actually resulted in a reduction in the net UK corporation tax liability of GEOG M&I or any UK Buyer Group Company (an “NOL Reduction”), but only to the extent that the NOL Reduction does not reduce or relate to Excluded Taxes.

(b)    Any payment pursuant to this Section 7.05 shall be made by the Buyer within twenty (20) Business Days following the filing of a Tax Return which reflects or takes account of the NOL Reduction.

(c)    To the extent that HM Revenue & Customs refuses, denies or reverses the utilization of GEOG M&I NOLs which has given rise to an NOL Reduction, BHGE LLC shall pay on demand an amount to the Buyer which is equal to the lesser of (a) the amount by which the NOL Reduction is reduced or reversed as a result or (b) the amount previously paid by the Buyer with respect to the NOL Reductions pursuant to this Section 7.05.

(d)    Notwithstanding anything to the contrary, nothing in this Section 7.05 shall require GEOG M&I or any UK Buyer Group Company to utilize any GEOG M&I NOL in priority to any other relief, deduction, saving or exemption that may be available to it.

Section 7.06    Post-Closing Covenants. From and after the Closing Date, the Buyer shall not, and shall not permit any of its Affiliates (including GEOG M&I) to, (a) make any election or deemed election under Section 338 of the Code or any comparable provision of state, local or non-U.S. law, without Sellers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (b) make any Tax election, amend any Tax Return, initiate any voluntary disclosure with respect to Taxes or waive or extend any statute of limitations for the assessment or collection of any Tax, in each case with respect to a BHGE Tax Period, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.07    Assistance and Cooperation. After the Closing Date, each Party shall (and shall cause its respective Affiliates to):

(a)    timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 11.02, as reasonably requested by the filing party;

(b)    reasonably cooperate with the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 7.03;

(c)    reasonably cooperate in preparing for and defending any audits of, or disputes with Taxing Authorities regarding, GEOG M&I;

(d)    make available to the other Party and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the IST Business and GEOG M&I;

(e)    furnish the other Party with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to Taxes or Tax Returns of GEOG M&I; provided, that the Buyer and its Affiliates shall only be obligated to furnish copies of such correspondence to the extent such audit or information request relates to Excluded Taxes; and

(f)    cooperate in preparing (or procuring the preparation of) a valid election in respect of any Fixtures under the Capital Allowances Act 2001, section 198 (the “Election”) if reasonably requested by Buyer, unless the making of such Election would have a materially adverse effect on the Tax affairs of either Party. It is further agreed that the aggregate amount of expenditure treated as incurred on the acquisition of the Fixtures shall be equal to the allocation of the purchase price under Section 7.02 to the Fixtures.

Section 7.08    Tax Contests.

(a)    If the Buyer (or any of its Affiliates) receives notice of the commencement or existence of a Tax Contest relating to Excluded Taxes, the Buyer shall within three Business Days from such receipt provide to BHGE LLC written notice of such Tax Contest, but failure to give such notice shall not relieve the Seller of any liability hereunder except to the extent, if any, that the rights of BHGE LLC or any Seller with respect to such claim are actually prejudiced.

(b)    In the event of any Tax Contest (i) solely in respect of Excluded Taxes or (ii) in respect of both Excluded Taxes and no more than a de minimis amount of Taxes that are not Excluded Taxes, BHGE LLC shall control the defense of such Tax Contest; provided, that (x) BHGE LLC shall reasonably and in good faith keep the Buyer notified concerning any material development with respect to such Tax Contest, (y) to the extent related to GEOG M&I, the Buyer and its Representatives shall be permitted, at Buyer’s own expense, to be present at, and participate in, any such Tax Contest and (z) without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, BHGE LLC shall not settle any such Tax Contest if doing so would reasonably be expected to increase the Tax Liability of the Buyer for Taxes that are not Excluded Taxes by more than a de minimis amount.

(c)    The Buyer shall control any Tax Contest involving the IST Assets, IST Liabilities, the IST Business or GEOG M&I, other than Tax Contests described in Section 7.08(b); provided, that, in the case of any Tax Contest partially in respect of Excluded Taxes, (i) Buyer shall reasonably and in good faith keep BHGE LLC notified concerning any material development with respect to such Tax Contest (to the extent relating to Excluded Taxes), (ii) BHGE LLC and its Representatives shall be permitted, at BHGE LLC’s expense, to be present at, and participate in, the portion of any such Tax Contest relating to Excluded Taxes, and (iii) without the prior written consent of BHGE LLC, which shall not be unreasonably withheld, conditioned or delayed, Buyer shall not settle any such Tax Contest if doing so would reasonably be expected to result in a Tax Liability in respect of Excluded Taxes of more than a de minimis amount.

Section 7.09    Termination of Tax Sharing Arrangements. All Tax Sharing Arrangements between Sellers and Seller Affiliates, on the one hand, and GEOG M&I, on the other hand (other than this Agreement and that certain Tax Matters Agreement, dated as of July 3, 2017, between GE, BHGE LLC, BHGE Parent and the other parties thereto), will terminate as to GEOG M&I prior to the Closing Date and GEOG M&I will not have any liability thereunder on or after the Closing Date.

Section 7.10    VAT Matters.

(a)    BHGE LLC, on behalf of itself and the other Sellers, and the Buyer, on behalf of itself and its designees, intend that the sale of the IST Business comprising the IST Assets procured under this Agreement shall, for the purposes of VAT, constitute a transfer of a going concern, in the case of the UK within the meaning of article 5 of the VAT (Special Provisions) Order 1995 (SI 1995/1265) and, in the case of any other jurisdiction, within the meaning of any similar corresponding VAT provisions. BHGE LLC and the Buyer agree to use all reasonable endeavors to secure that the Transaction is not treated as a supply of goods nor a supply of services for the purposes of VAT, including where applicable making and maintaining registrations for VAT where it is possible to do so.

(b)    The Buyer represents and warrants that it or one of its relevant Affiliates (i) is registered for VAT in the relevant jurisdiction(s) and (ii) intends to carry on the IST Business upon and immediately following Closing in the same way (for the purposes of VAT) as the Sellers.

(c)    If VAT is or becomes payable as a result of the Transaction, the relevant Seller shall issue a valid VAT invoice addressed to the Buyer or its designee in respect of the relevant supply and upon receipt of such VAT invoice, the Buyer or its designee shall pay the appropriate amount of VAT to the relevant Seller or, to the extent the Buyer or its designee is required to account for such VAT by way of reverse charge then the Buyer or its designee shall so account to the relevant Taxing Authority.

(d)    Neither BHGE LLC, on behalf of itself and the other Sellers, nor the Buyer or its designees intend that any VAT registration number should transfer from any Seller to the Buyer or its designees pursuant to this Agreement, and (except as may otherwise be transferred under Section 2.01(a)(iv)) no Liabilities with respect to VAT shall pass from any Seller to the Buyer or its designees pursuant to or in connection with this Agreement. Accordingly, each Seller shall, where applicable, retain and preserve any VAT records relating to the part of the IST Business carried on by it for a period of not less than six years after Closing (or such longer period as may be required by law), shall make such VAT records available for inspection or copying by the Buyer or its designees (at the Buyer’s expense and during normal business hours), and shall provide such information contained in the VAT records as the Buyer or its designees may reasonably require (at the Buyer’s expense).

(e)    BHGE LLC shall procure that, on or before Closing, notice shall be given to the relevant Tax Authority that GEOG M&I will cease to be under their control with effect from Closing and will use their reasonable endeavors to procure that the date on which GEOG M&I ceases to be a member of the VAT Group falls on Closing.

(f)    Buyer will procure that GEOG M&I contributes to the representative member of the VAT Group that proportion of any VAT for which the representative member of the VAT Group is accountable that is properly attributable to taxable supplies, acquisitions and importations (“Supplies”) made or deemed to be made before Closing by GEOG M&I (less any recoverable input tax that is attributable to those Supplies), such contribution to be made in cleared funds no later than two Business Days after demand is made for it by BHGE LLC or, if later, two Business Days before the day on which the representative member of the VAT Group is required to account for such VAT to any relevant Tax Authority.

(g)    BHGE LLC shall procure that there is paid to GEOG M&I an amount equal to such proportion of any repayment of VAT which the representative member of the VAT Group is entitled to receive from any relevant Tax Authority or of any credit to which the representative member of the VAT Group is entitled by reference to an excess of deductible input tax over output tax that is properly attributable to Supplies made or deemed to be made by GEOG M&I before Closing, such payment to be made in cleared funds no later than two Business Days after the date on which repayment of any VAT is received from the relevant Tax Authority or, if earlier, the date on which the benefit of any credit is realized.

(h)    No payment shall be required under Section 7.10(f) to the extent that: (i) such payment was made or satisfied on or before Closing; or (ii) such VAT is interest or penalties in respect of VAT, which relates to an event occurring on or before Closing.

(i)    The deeming provisions of section 43(1) of the Value Added Tax Act 1994 will be disregarded in determining for the purposes of Section 7.10(f) and Section 7.10(g) what supplies have been made or are deemed to have been made by or to any person.

(j)    Sections 7.09(f), 7.09(h) and 7.09(i) shall apply to such VAT accounting periods of the VAT Group which commence prior to Closing and end after Closing.

(k)    If the Buyer reasonably considers that neither it nor GEOG M&I has sufficient information or evidence to substantiate the amount of contribution requested by BHGE LLC under Section 7.10(f) or any payment to be made under Section 7.10(g), it shall be entitled to request that BHGE LLC deliver to GEOG M&I a statement, together with reasonably explanatory details, workings and calculations (the “VAT Statement”) certifying whether a payment under Section 7.10(f) or 7.10(g) is due and, if so, the amounts that are so due. BHGE LLC shall be required to deliver such VAT Statement within 10 Business Days of such request being made. Within two Business Days of delivery of such VAT Statement:

(i)    Where the amount by which any contribution previously made by GEOG M&I pursuant to Section 7.10(f):

(A)    exceeds the amount reflected in the VAT Statement as being attributable to the relevant Supplies, BHGE LLC shall procure that there is paid to GEOG M&I an amount equal to such excess; or

(B)    is less than the amount reflected in the VAT Statement as being attributable to the relevant Supplies, the Buyer shall procure that there is paid to the representative member of the VAT Group an amount equal to such shortfall; and

(ii)    where the amount by which any payment previously made to GEOG M&I pursuant to Section 7.10(g):

(A)    exceeds the amount reflected in the VAT Statement as being attributable to the relevant Supplies, the Buyer shall procure that there is paid to the representative member of the VAT Group an amount equal to such excess; or

(B)    is less than the amount reflected in the VAT Statement as being attributable to the relevant Supplies, BHGE LLC shall procure that there is paid to GEOG M&I an amount equal to such shortfall.

Section 7.11    Coordination with Tax Matters Agreement. Notwithstanding anything to the contrary in this Agreement, in the event of a conflict between this Agreement and the Tax Matters Agreement, dated as of July 3, 2017, between GE, BHGE LLC, BHGE Parent and the other parties thereto, the provisions of this Agreement shall control.

Section 7.12    Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the Parties set forth in this Article VII shall survive until 60 days after the expiration of all applicable statutes of limitation (taking into account extensions thereof).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01    Conditions to Obligations of BHGE LLC. The obligation of BHGE LLC to consummate the Transaction shall be subject to the fulfillment or waiver by BHGE LLC in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)    Representations and Warranties; Covenants. (i) Each of the representations and warranties of the Buyer contained in Article IV that are not Buyer Fundamental Representations (disregarding any limitation or qualification as to materiality, material, material adverse effect or any similar qualifier) shall be true and correct in all respects on and as of the Closing Date as if made on the Closing Date, other than any such representations and warranties made as of a specific date, which representations and warranties (disregarding any limitation or qualification as to materiality, material, material adverse effect or any similar qualifier) shall have been true and correct in all respects on and as of such date, in each case, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement, (ii) each of the Buyer Fundamental Representations shall be true and correct in all respects (except for de minimis failures to be so true and correct) as of the Closing Date as if made on and as of the Closing Date (other than Buyer Fundamental Representations that are made as of a specific date, which Buyer Fundamental Representations shall have been true and correct in all respects (except for de minimis failures to be so true and correct) on and as of such date), (iii) the covenants contained in this Agreement required to be complied with by the Buyer before the Closing shall have been complied with in all material respects, and (iv) BHGE LLC shall have received a certificate signed by a duly-authorized officer of the Buyer confirming the foregoing.

(b)    Governmental Approvals. If the Closing occurs following the Trigger Date (as defined in the Amended and Restated Stockholders Agreement, dated as of November 13, 2018, by and between BHGE Parent and GE), any waiting period (and any extension of such period) under the Competition Laws of any jurisdictions set forth on Schedule 8 (each, a “Specified Jurisdiction”) shall have expired or shall have been terminated, and the applicable filings or approvals under the Competition Laws of any Specified Jurisdiction that are required to be made or obtained prior to Closing shall have been made or obtained, and any agreement with any Governmental Authority in a Specified Jurisdiction not to consummate the transactions contemplated hereby shall have been terminated or shall have expired in accordance with its terms.

(c)    No Governmental Order. There shall be no Law or Governmental Order in existence that prohibits or materially restrains the sale of the Equity Interests or the IST Assets or the other transactions contemplated by the Transaction Agreements, and there shall be no Action pending by any Governmental Authority seeking such a Governmental Order.

(d)    Closing Deliverables. The Buyer (and its applicable Affiliates) shall have executed and delivered to BHGE LLC the documents and other instruments required pursuant to Section 2.07.

(e)    Employee Consultation. All legally required information and consultation processes with IST Employees or their representatives shall have been concluded to the reasonable satisfaction of the Parties.

Section 8.02    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the Transaction shall be subject to the fulfilment or waiver by the Buyer in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)    Representations and Warranties; Covenants. (i) Each of the representations and warranties of BHGE LLC contained in Article III that are not Seller Fundamental Representations (disregarding any limitation or qualification as to materiality, material, material adverse effect or any similar qualifier) shall be true and correct in all respects on and as of the Closing Date as if made on the Closing Date, other than any such representations and warranties made as of a specific date, which representations and warranties (disregarding any limitation or qualification as to materiality, material, material adverse effect or any similar qualifier) shall have been true and correct in all respects on and as of such date, in each case, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect, (ii) each of the representations and warranties of BHGE LLC that are set forth in Section 3.04 and Section 3.08 and that are qualified as to materiality, material, material adverse effect or any similar qualifier shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of the Closing Date as if made on the Closing Date, other than any such representations and warranties made as of a specific date, which representations and warranties qualified as to materiality, material, material adverse effect or any similar qualifier shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects, on and as of such date, (iii) each of the other Seller Fundamental Representations shall be true and correct in all respects (except for de minimis failures to be so true and correct) as of the Closing Date as if made on and as of the Closing Date (other than Seller Fundamental Representations that are made as of a specific date, which Seller Fundamental Representations shall have been true and correct in all respects (except for de minimis failures to be so true and correct) on and as of such date), (iv) the covenants contained in this Agreement required to be complied with by the Seller before the Closing shall have been complied with in all material respects, and (v) the Buyer shall have received a certificate signed by a duly-authorized officer of BHGE LLC confirming the foregoing.

(b)    Governmental Approvals. Any waiting period (and any extension of such period) under the Competition Laws of any Specified Jurisdiction applicable to the Transaction shall have expired or shall have been terminated, and the applicable filings or approvals under the Competition Laws of any Specified Jurisdiction that are required to be made or obtained prior to Closing shall have been made or obtained, in each case, without the imposition of a Burdensome Condition, and any agreement with any Governmental Authority in a Specified Jurisdiction not to consummate the transactions contemplated hereby shall have been terminated or shall have expired in accordance with its terms.

(c)    No Governmental Order. There shall be no Law or Governmental Order in existence that (i) prohibits or materially restrains the sale of the Equity Interests or the IST Assets or the other transactions contemplated by the Transaction Agreements or (ii) with respect to any Specified Jurisdiction, imposes a Burdensome Condition, and there shall be no Action pending by any Governmental Authority seeking such a Governmental Order.

(d)    Closing Deliverables. BHGE LLC shall have executed and delivered to the Buyer the documents and other instruments required pursuant to Section 2.06.

(e)    Employee Consultation. All legally required information and consultation processes with IST Employees or their representatives shall have been concluded to the reasonable satisfaction of the Parties.

Section 8.03    Frustration of Closing Conditions. Neither Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its obligations to cause the Closing to occur.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01    Termination. This Agreement may be terminated prior to the Closing:

(a)    by the mutual written consent of BHGE LLC and the Buyer;

(b)    by BHGE LLC, if the Buyer shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Buyer in a manner that would cause any of the conditions set forth in Section 8.01(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that BHGE LLC is not then in material breach of this Agreement;

(c)    by the Buyer, if BHGE LLC shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to BHGE LLC in a manner that would cause any of the conditions set forth in Section 8.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that the Buyer is not then in material breach of this Agreement;

(d)    by either BHGE LLC or the Buyer if the Closing shall not have occurred by the one year anniversary of the Trigger Date (as may be extended pursuant to the following proviso, the “End Date”); provided, however, that, if, on the End Date, all conditions set forth in Sections 8.01 and 8.02 have been satisfied (other than the conditions set forth in Sections 8.01(b), 8.01(c), 8.01(e), 8.02(b), 8.02(c) and 8.02(e) and those conditions that by their terms are to be satisfied at the Closing), then the End Date shall be extended by an additional 30 days, and during such 30 day period, the Parties shall consult in good faith in an effort to agree to a mutually agreeable solution for the cause of the failure of the applicable conditions that have not been, as of such date, satisfied;

(e)    by either BHGE LLC or the Buyer in the event of the issuance of a final, non-appealable Governmental Order permanently restraining or prohibiting the Transaction;

(f)    by the Buyer in the event of the issuance of a final, nonappealable Governmental Order in a Specified Jurisdiction imposing a Burdensome Condition; or

(g)    by BHGE LLC or the Buyer, on or after the fifth Business Day after notice to the other Party that the conditions set forth in Sections 8.01 and 8.02 have been satisfied (other than those conditions that, by their terms, are to be satisfied at the Closing) and the Closing should have occurred in accordance with Section 2.03, if the Closing shall not have occurred because the other Party shall have failed to comply with its obligations to consummate the Closing.

Section 9.02    Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other Party.

Section 9.03    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become null and void and of no further force or effect and there shall be no liability on the part of any Party, except as set forth in Section 6.04; provided, however, that nothing in this Agreement shall relieve either BHGE LLC or the Buyer from liability for any willful breach of any provision of this Agreement or fraud.

ARTICLE X

INDEMNIFICATION

Section 10.01    Indemnification by BHGE LLC. From and after the Closing, and subject to and the provisions of this Article X and Section 11.01, BHGE LLC shall indemnify and hold harmless the Buyer and its Affiliates and each of their respective employees, directors, officers, stockholders, agents, and Representatives (collectively, the “Buyer Indemnified Parties”) against any and all Losses that any such Buyer Indemnified Party may suffer or incur, or become subject to, as a result of or in connection with:

(a)    any inaccuracy in or breach of any of the representations or warranties of BHGE LLC contained in Article III or in any certificate delivered by or on behalf of BHGE LLC pursuant to Section 8.02(a)(v) as of the date such representation or warranty was made or as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or failure by BHGE LLC or any other Seller or any of their respective Affiliates to perform any of its covenants, agreements or obligations contained in this Agreement;

(c)    any (i) Excluded Assets, (ii) Excluded Taxes, (iii) Liabilities of the IST Business that are not IST Liabilities and (iv) any other Liabilities that are not IST Liabilities that transferred to the Buyer, or that are subject to the Reverse Bill of Sale and Assignment and Assumption Agreement, at the Closing in connection with the Transaction that should not have been transferred pursuant to the terms hereof;

(d)    (i) each Transferred Claim and (ii) the Albany Receivable, in the case of this clause (ii), to the extent the Buyer or any of its Affiliates (or any assignee thereof) has not collected the amount of such Albany Receivable specified in Closing Working Capital set forth on the Final Statement from the applicable third party on or prior to the one year anniversary of the date such Albany Receivable was invoiced to the applicable third party;

(e)    50% of any Transfer Costs; and

(f)    any action or omission from acting since November 13, 2018 that would require the consent of the Buyer pursuant to Section 6.01(a) if taken after the date hereof.

Section 10.02    Indemnification by the Buyer. From and after the Closing, and subject to the provisions of this Article X and Section 11.01, the Buyer shall indemnify and hold harmless BHGE LLC and its Affiliates and each of their respective employees, directors, officers, stockholders, agents, and Representatives (collectively, the “Seller Indemnified Parties”) against any and all Losses that any such Seller Indemnified Party may suffer or incur, or become subject to, as a result of or in connection with:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in Article IV or in any certificate of instrument delivered by or on behalf of the Buyer pursuant to Section 8.01(a)(iv) as of the date such representation or warranty was made or as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or failure by the Buyer or any of its Affiliates to perform any of its covenants, agreements or obligations contained in this Agreement;

(c)    50% of any Transfer Costs; or

(d)    subject to Section 10.01, any IST Asset or IST Liability.

Section 10.03    Notification of Claims.

(a)    Except as otherwise provided in any Ancillary Agreement, a Person that may be entitled to be indemnified hereunder (the “Indemnified Party”), shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any claim asserted by a third party against the Indemnified Party that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (a “Third Party Claim”), describing (to the extent then known) the facts and circumstances with respect to the subject matter of such Third Party Claim and the basis for indemnification; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of any applicable survival period specified in Section 11.01 for such representation or warranty; provided, further, that each Transferred Claim shall be deemed to be a Third Party Claim as of the Closing Date to the extent such claims have not been finally settled at such time. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnified Party relating to the Third Party Claim and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third Party Claim as is reasonably requested by the Indemnifying Party.

(b)    Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a), with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to participate, at its sole cost and expense, in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 10.03(b), shall be entitled to assume the defense and control of such claim (including, with respect to the Transferred Claims, asserting on behalf of the Buyer, after good faith consultation with the Buyer, any reasonable counterclaim for payment of additional work carried out by the IST Business under the applicable Contract (each, a “Counterclaim”)), in each case, at its expense, if it gives written notice of its intention to do so to such Indemnified Party within 15 Business Days of the receipt of such notice from such Indemnified Party; provided, that, prior to assuming the defense and control of such claim, the Indemnifying Party shall (i) acknowledge that, based on the facts then known and the amount claimed in such Third Party Claim, it is obligated for half or more of the Losses relating to such Third Party Claim (after application of the applicable limitations set forth in this Article X) and (ii) allow the Indemnified Party to participate in the defense of such Third Party Claim with its own counsel at the expense of the Indemnified Party; provided, however, that, notwithstanding anything in clause (i) to the contrary, but subject to the other limitations included herein, the Parties acknowledge and agree that BHGE LLC shall be the Controlling Party with respect to each Transferred Claim. The Indemnifying Party or the Indemnified Party, in either case, that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other party and shall, subject to this Section 10.03, take all steps reasonably necessary in the defense or settlement of such Third Party Claim. Each of the Parties, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim and with respect to any Counterclaim. The Indemnifying Party shall not be entitled to assume or maintain the defense and control of any such claim, and the fees and expenses of counsel retained by the Indemnified Party in connection therewith shall be Losses indemnifiable by the Indemnifying Party pursuant to this Article X, if (A) the Indemnifying Party does not deliver the acknowledgement described in the first sentence of this Section 10.03(b) within 15 Business Days of receipt of notice of the claim pursuant hereto or (B) the claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or seeks as a principal remedy injunctive or equitable relief against the Indemnified Party or any of its Affiliates. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the prior written consent of the Indemnified Party unless (1) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to Section 10.05, if applicable), (2) the settlement is for money damages only, and does not impose injunctive or other equitable relief against any Indemnified Party or any of its Affiliates (including by encumbering any of the assets of any Indemnified Party or any of its Affiliates or imposing any restriction or condition on any Indemnified Party or the conduct of any Indemnified Party’s business or any business of its Affiliates), (3) the Indemnified Party would receive, as a condition of such settlement or other resolution, a complete, express and unconditional release from all Liabilities of any Indemnified Party potentially affected by such Third Party Claim and (4) with respect to the Transferred Claims, the settlement includes a full and final settlement of any and all Counterclaims. In no event shall the Indemnifying Party have authority to agree to any relief other than the payment of money damages by the Indemnifying Party unless agreed to in advance in writing by the Indemnified Party. In the event that the Indemnifying Party does not assume the defense of any Third Party Claim, the Indemnified Party shall not consent to a settlement of, or the entry of any judgment arising from, such Third Party Claim, without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

(c)    Notwithstanding anything to the contrary in this Section 10.03, the procedures set forth in Section 7.08, and not this Section 10.03, shall apply with respect to any Tax Contest.

Section 10.04    Exclusive Remedies. Except for rights and claims arising under this Agreement or any Ancillary Agreement, effective as of the Closing, each of (a) the Buyer, on behalf of itself and its Affiliates (including, effective as of the Closing, GEOG M&I), on the one hand, and (b) BHGE LLC, on behalf of itself and the Asset Sellers and their respective Affiliates, on the other hand, waives any rights and claims any such Person may have against the other or any of such other’s Affiliates, whether in Law or in equity, relating to the IST Business or the Transaction. The rights and claims waived by the Parties pursuant to the immediately preceding sentence include claims arising under or relating to environmental Laws (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. Except with respect to the matters covered by Section 2.08 and fraud, and other than with respect to specific performance as contemplated by Section 11.12, BHGE LLC and the Buyer acknowledge and agree that, following the Closing, the indemnification provisions of this Article X shall be the sole and exclusive remedies of any Seller Indemnified Party and any Buyer Indemnified Party, respectively, for any Losses that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, the Transaction. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 10.05    Certain Limitations.

(a)    BHGE LLC shall not be liable to any Buyer Indemnified Party, and the Buyer shall not be liable to any Seller Indemnified Party, in either case, for any Losses under Section 10.01(a) or Section 10.02(a), as applicable, except with respect to Seller Fundamental Representations (in the case of BHGE LLC), Buyer Fundamental Representations (in the case of the Buyer) or fraud, (i) for any individual item (or series of related items arising out of the same facts, events, or circumstances) where the Losses related thereto is less than $20,000, and no such item (or series of related items) shall be counted for purposes of calculating the Deductible, (ii) until the aggregate amount of all Losses requiring indemnification thereunder exceeds, on a cumulative basis, an amount equal to $200,000 (the “Deductible”), and then only to the extent of such excess and (iii) on an aggregate cumulative basis in excess of $20,000,000.

(b)    In no event will BHGE LLC or the Buyer be obligated to indemnify any Buyer Indemnified Party or Seller Indemnified Party, respectively, for any Losses pursuant to Section 10.01(a) or Section 10.02(a), other than in respect of fraud, on an aggregate cumulative basis in excess of $20,000,000.

(c)    Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, in no event shall either Party have any indemnification obligation hereunder for any consequential, special, exemplary, punitive or other similar damages, except to the extent payable by an Indemnified Party in connection with a Third Party Claim; provided, however, that any damages that are reasonably foreseeable in light of the nature of the Transaction and the Indemnified Party shall not be considered “consequential” damages for purposes of this Agreement.

(d)    Each Indemnified Party shall use commercially reasonably efforts to mitigate in accordance with Law any Losses for which such Indemnified Party seeks indemnification under this Agreement; provided, however, that with respect to the Hyundai Claims, nothing in this Section 10.05(d) shall require any Buyer Indemnified Party to incur any additional cost or expense that such Buyer Indemnified Party would not have otherwise incurred in satisfaction and performance of its obligations under the Hyundai Contract.

(e)    Except with respect to the Transferred Claims, each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under Section 10.02.

(f)    In the event that all or any portion of an Albany Receivable shall have been collected from the applicable third party subsequent to receipt by the Buyer Indemnified Parties of an indemnification payment with respect to such Albany Receivable pursuant to Section

10.01(d)(ii), GE shall promptly pay or cause to be paid to BHGE LLC an amount, in cash, equal to the portion of such Albany Receivable that was collected.

(g)    For purposes of determining whether or not a breach of any representation or warranty of either Party contained in Article III or Article IV has occurred, and the value of the Losses arising in connection therewith, any limitation or qualification as to materiality, material, Material Adverse Effect or any similar qualifier, other than with respect to the reference to Material Adverse Effect in Section 3.06, shall be disregarded.

(h)    Notwithstanding anything herein to the contrary, the Indemnified Parties shall be deemed not to have suffered any Loss to the extent such Loss was expressly reflected in Closing Working Capital set forth on the Final Statement.

(i)    The indemnification obligations of BHGE LLC pursuant to Section 10.01(d) shall be limited to (i) with respect to the Albany Claims and any non-payment of the Albany Receivable (in whole or in part), 100% of the Losses of the Buyer Indemnified Parties thereunder until the Buyer Indemnified Parties have suffered an aggregate amount of $8,050,000 of Losses thereunder and (ii) with respect to the Hyundai Claims, (A) 100% of the Losses of the Buyer Indemnified Parties thereunder until the Buyer Indemnified Parties have suffered an aggregate amount of $10,000,000 of Losses thereunder and (B) after the Buyer Indemnified Parties have suffered an aggregate amount of $10,000,000 of Losses thereunder and until the Buyer Indemnified Parties have suffered an aggregate amount of $29,000,000 thereunder, 50% of the Losses of the Buyer Indemnified Parties thereunder. For the avoidance of doubt, the maximum aggregate Liability of BHGE LLC for all Losses to which the Buyer Indemnified Parties are entitled to indemnification under this Agreement (1) with respect to the Albany Claims and any non-payment of the Albany Receivable (in whole or in part), shall be limited to $8,050,000 and (2) with respect to the Hyundai Claims, shall be limited to $19,500,000. Notwithstanding anything herein to the contrary, and without any agreement or acknowledgement by GE or any of its Affiliates that any such claims, rights or benefits exist, BHGE Parent and its Affiliates shall be deemed not to have waived any claims, rights or benefits that BHGE Parent or any of its Affiliates may have against any other Person (including GE and its Affiliates) under any other Contract with respect to the Transferred Claims; provided, however, that, notwithstanding any such preserved claims, rights or benefits, BHGE LLC shall indemnify and promptly reimburse the Buyer Indemnified Parties in respect of Losses pursuant to Section 10.01(d) without setoff, counterclaim, delay or other modification attributable to such claims, rights or benefits.

(j)    When calculating the indemnifiable Losses of any Buyer Indemnified Parties under Section 10.01(d), the Parties acknowledge and agree that such Losses shall be calculated without regard for any reserves, to the extent such reserves have been excluded from the calculation of Closing Working Capital under the Transaction Accounting Principles.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01    Survival. The representations and warranties of BHGE LLC and the Buyer contained in or made pursuant to Article III and Article IV, respectively, and the certificates delivered pursuant to Section 8.01(a)(iv) and Section 8.02(a)(v), and the covenants and agreements of the Parties to be performed prior to the Closing contained in this Agreement, shall survive in full force and effect until the date that is 18 months after the Closing Date, at which time they shall terminate (and no claims with respect to such representations and warranties and covenants and agreements shall be made for indemnification under Sections 10.01 or 10.02 thereafter); provided, however, that the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive until the sixth anniversary of the Closing Date, and the Surviving Tax Representations shall survive until the third anniversary of the Closing Date; and, provided, further, that the covenants and agreements of the Parties contained in this Agreement to be performed on or after the Closing shall survive the Closing for the period provided in such covenants and agreements, or indefinitely if no term is stated, except that breaches of any such covenants or agreements shall survive until the latest date permitted by Law. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a purported Indemnified Party to the purported Indemnifying Party, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

Section 11.02    Expenses. Each Party shall be responsible for its own legal, accounting, consulting, investment banking, financial advisory, brokerage, tax and other fees and expenses incurred by it in connection with the negotiation and execution of the this Agreement and the consummation of the Transaction. Notwithstanding the foregoing, any third-party costs or expenses (including transfer, registration, stamp and similar Taxes but excluding recoverable VAT) required to be incurred in connection with the transfer of the IST Business (such as consent fees, third-party legal fees in connection with securing assignment) (all of the foregoing, “Transfer Costs”) shall be borne equally by each Party. Neither Party shall, and each Party shall cause their respective Affiliates not to, incur any third-party costs or expenses that such Party considers a Transfer Cost without the prior written consent of the other Party.

Section 11.03    Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (with read receipt) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.03):

if to BHGE LLC or BHGE Parent, to:

Baker Hughes, a GE company, LLC

17021 Aldine Westfield Road

Houston, Texas 77073

Attention:      John Keffer

E-mail:             john.keffer@bhge.com

with a copy, which shall not constitute notice, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Michael Davis
E-mail:	michael.davis@davispolk.com

if to the Buyer or GE, to:

General Electric Company

The Ark

201 Talgarth Road

Hammersmith

London, W6 8BJ

Attention:	Evelyn McAdam
Sara Agullo
E-mail:	evelyn.mcadam@ge.com
sara.agullo@ge.com

with a copy, which shall not constitute notice, to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention:	Christopher Barbuto
Telephone:	212-839-5883
E-mail:	cbarbuto@sidley.com

Section 11.04    Public Announcements. No Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the transactions contemplated thereby without the prior written consent of the other Party, except as may be required by Law or stock exchange rules (based upon the reasonable advice of counsel), in which case the Party required to issue or publish such press release or public announcement shall allow the other Party a reasonable opportunity to review and comment on such press release or public announcement in advance of such issuance or publication, to the extent practicable.

Section 11.05    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in Sections 9.03 and 11.12 be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Person’s liability under any of the Transaction Agreements.

Section 11.06    Entire Agreement. The Transaction Agreements constitute the entire agreement of BHGE LLC, on behalf of itself and the other Sellers, on the one hand, and the Buyer, on behalf of itself and its applicable Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements, undertakings and understandings, both written and oral, between or on behalf of BHGE LLC, the other Sellers and their Affiliates, on the one hand, and the Buyer and its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements. The Term Sheet, dated as of November 13, 2018 and attached as Exhibit C to the Master Agreement among BHGE Parent, BHGE LLC and GE, and the obligations with respect to that Term Sheet under Sections 5.01 and 5.04 of the Master Agreement, are hereby terminated, effective immediately.

Section 11.07    Assignment. No Party shall assign this Agreement or the rights and obligations hereunder, by operation of Law or otherwise, other than to its Affiliate, without the prior written consent of the other Party; provided, however, that no assignment to (A) any Affiliate other than the entity or entities that owns or own the GE steam power business or any other entity that is guaranteed by such entity or (B) a non-Affiliate, in either case, shall release either Party from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 11.07 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

Section 11.08    No Third-Party Beneficiaries. Except as provided in Article X (with respect to Seller Indemnified Parties and Buyer Indemnified Parties) and Sections 11.14 and 11.15 (with respect to the parties identified therein), this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement or any other Transaction Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of either Party, their respective Affiliates or the IST Business, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Notwithstanding anything herein to the contrary, nothing contained herein shall be treated as an amendment to any particular Employee Plan or other benefit plan, scheme or arrangement.

Section 11.09    Amendment; Extension; Waiver.

(a)    No provision of this Agreement or any other Transaction Agreement, including any Exhibits or Schedules hereto or thereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto and signed by all the parties to such agreement.

(b)    At any time prior to the Closing, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any breaches of or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement, but such waiver of compliance with such covenants, agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 11.10    Governing Law, Dispute Resolution.

(a)    This Agreement and each other Transaction Agreement (and any Actions that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any Party to enter herein or therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed and enforced in accordance with, the internal Laws of the State of New York, including all matters of construction, validity and performance, in each case, without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction and without the requirement to establish commercial nexus in New York.

(b)    Except as otherwise provided in Section 2.08, in the event of any dispute arising out of or in connection with this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby, the Parties shall finally settle such dispute under the Rules of Arbitration of the International Chamber of Commerce (the “Rules of Arbitration”) by one or more arbitrators appointed in accordance with the Rules of Arbitration.  The seat, or legal place, of arbitration shall be New York, New York.

Section 11.11    Bulk Sales Laws. The Buyer and BHGE LLC each hereby waive compliance by the Sellers with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state or any jurisdiction outside the United States, including Article 6 of the New York Commercial Code, that may otherwise be applicable with respect to the sale of any of the IST Assets to the Buyer.

Section 11.12    Specific Performance. Each Party acknowledges and agrees that the breach or violation of this Agreement would cause irreparable damage to the other Party and that neither Party will have an adequate remedy at Law. Therefore, the obligations of BHGE LLC under this Agreement, including its obligation to sell or cause the Sellers to sell, as applicable, the IST Assets and Equity Interests and assign the IST Liabilities, as applicable, to the Buyer, and the obligations of the Buyer under this Agreement, including the Buyer’s obligation to purchase and acquire the IST Assets and Equity Interests from BHGE LLC and the other Sellers, as applicable, and assume the IST Liabilities from BHGE LLC and the Asset Sellers, as applicable, shall be, prior to any termination of this Agreement in accordance with its terms, enforceable by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith.

Section 11.13    Counterparts. Each of the Transaction Agreements may be executed in any number of counterparts, and by the different parties to each such agreement in separate counterparts, each of which, when executed, shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or other electronic means shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 11.14    Non-Recourse. All rights, claims, demands, or causes of action arising out of or in connection with this Agreement or the Transaction may be made only against (and are those solely of) the Persons that are expressly identified as the Parties in the preamble to this Agreement or, solely for the limited purposes set forth in the last sentence of Section 11.06, BHGE Parent and GE (the “Contracting Parties”). No Person that is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or any other Transaction Agreements.

Section 11.15    GENERAL RELEASE AND DISCHARGE.

(a)    EFFECTIVE AS OF THE CLOSING, BHGE LLC, ON BEHALF OF ITSELF AND THE OTHER SELLERS AND THEIR RESPECTIVE AFFILIATES, HEREBY RELEASES AND DISCHARGES GEOG M&I AND THE IST BUSINESS AND, IN EACH CASE, EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, CONSULTANTS AND AGENTS, FROM ANY AND ALL LOSSES OF ANY KIND OR DESCRIPTION AND WAIVES ANY AND ALL CLAIMS, RIGHTS AND BENEFITS WITH RESPECT TO ANY SUCH LOSSES AGAINST ANY SUCH PERSON, AND AGREES NOT TO BRING OR THREATEN TO BRING OR OTHERWISE JOIN IN ANY PROCEEDING AGAINST ANY SUCH PERSON, IN EACH CASE, RELATING TO, ARISING OUT OF OR IN CONNECTION WITH ANY RIGHTS THAT BHGE LLC OR ANY OTHER SELLER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE AS AN OWNER OF GEOG M&I OR THE IST BUSINESS OR, IN THE CASE OF THE IST EMPLOYEES, AS AN EMPLOYER (EXCEPT, IN THE CASE OF THE IST EMPLOYEES, WITH RESPECT TO ANY MATTER WHICH WOULD REASONABLY BE EXPECTED TO BE A VIOLATION OF CRIMINAL LAW), IN EACH CASE, DURING THE BHGE OWNERSHIP PERIOD. THE FOREGOING SHALL NOT APPLY TO AND SHALL NOT CONSTITUTE A RELEASE OF ANY RIGHTS OR LIABILITIES ARISING UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.

(b)    EFFECTIVE AS OF THE CLOSING, BHGE PARENT, ON BEHALF OF THE SELLERS AND THEIR RESPECTIVE AFFILIATES, HEREBY RELEASES GE AND ITS AFFILIATES FROM ALL RESTRICTIONS ON THE CONDUCT OF THE IST BUSINESS, AS CONDUCTED ON THE DATE HEREOF, FROM AND AFTER THE CLOSING, NOTWITHSTANDING THE CONTENT OF ANY CONTRACT (OTHER THAN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS) BETWEEN GE OR ANY OF ITS AFFILIATES (ON THE ONE HAND) AND BHGE PARENT OR ANY OF ITS AFFILIATES (ON THE OTHER HAND); PROVIDED, HOWEVER, THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THE INTELLECTUAL PROPERTY CROSS LICENSE AMENDMENT (AND WITHOUT LIMITING ANY LICENSES UNDER ANY OF THE OTHER ANCILLARY AGREEMENTS), NOTHING IN THIS PARAGRAPH SHALL (I) EXPAND OR OTHERWISE ALTER THE SCOPE OR FIELD OF USE OF ANY RIGHTS OR LICENSES GRANTED BY BHGE PARENT OR ANY OF ITS AFFILIATES TO GE OR ANY OF ITS AFFILIATES UNDER ANY CONTRACT OR (II) NARROW OR LIMIT ANY RESTRICTIONS IMPOSED ON, OR OBLIGATIONS OF, GE OR ANY OF ITS AFFILIATES RELATING TO ANY SUCH RIGHTS OR LICENSES.

IN WITNESS WHEREOF, each of BHGE LLC, the Buyer and BHGE Parent has caused this Agreement to be executed on the date first written above by its duly authorized officer.

BAKER HUGHES, A GE COMPANY, LLC

By:	/s/ Lee Whitley
Name: Lee Whitley
Title: Corporate Secretary

GE ENERGY SWITZERLAND GMBH

By:	/s/ Ernst F. Kraaij
Name: Ernst F. Kraaij
Title: Chairman of the Board

FOR THE LIMITED PURPOSE OF SECTION 11.15(b) AND THE LAST SENTENCE OF SECTION 11.06:

BAKER HUGHES, A GE COMPANY

By:	/s/ Lee Whitley
Name: Lee Whitley
Title: Corporate Secretary

FOR THE LIMITED PURPOSE OF THE LAST SENTENCE OF SECTION 11.06:

GENERAL ELECTRIC COMPANY

By:	/s/ Robert Duffy
Name: Robert Duffy
Title: Vice President - Development